UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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LIFEVANTAGE CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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LifeVantage Corporation
3300 Triumph Blvd, Suite 700
Lehi, Utah 84043

_________________________________________________________________________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
NOVEMBER 11, 2021
_________________________________________________________________________________________
Dear Stockholder:
You are cordially invited to attend the fiscal year 2022 Annual Meeting of Stockholders (the “Annual Meeting” or “2022 Annual Meeting”) of LifeVantage Corporation, a Delaware corporation. The meeting will be held at our offices located at 3300 Triumph Blvd, Suite 700, Lehi, Utah 84043 on November 11, 2021 at 1:00 P.M. Mountain Time, for the following purposes:
1.To elect six directors to hold office for a one-year term expiring at our fiscal year 2023 Annual Meeting of Stockholders or until their respective successors are elected and qualified;
2.To approve, on an advisory basis, a resolution approving the compensation of our named executive officers;
3.To ratify the appointment of WSRP, LLC as our independent registered public accounting firm for our fiscal year ending June 30, 2022; and
4.To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
Our board of directors unanimously recommends that you vote FOR proposals 1, 2, 3 and 4.
Our board of directors has fixed September 17, 2021, as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.
We are taking advantage of the Securities and Exchange Commission rule that allows us to furnish proxy materials to our stockholders over the Internet. Instead of mailing printed copies of our Proxy Statement and Annual Report, we are mailing a Notice Regarding Availability of Proxy Materials, or Notice of Availability. We intend to mail the Notice of Availability to our stockholders on or about September 30, 2021. The Notice of Availability contains instructions on how to access our Proxy Statement and Annual Report on the Internet and how to submit your vote online or by telephone. The Notice of Availability also contains instructions on how you can, alternatively, receive a paper copy of the Proxy Statement and Annual Report and a return, postage prepaid envelope. We believe this e-proxy process expedites stockholders’ receipt of proxy materials, lowers our costs associated with the Annual Meeting and reduces the environmental impact of our Annual Meeting.
Whether or not you expect to attend the meeting, your vote is very important. We encourage you to submit your proxy as soon as possible (i) by accessing the Internet site; (ii) by calling the toll-free number described in the proxy materials; or (iii) by signing, dating and returning a paper proxy card as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares of record are held by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.
Thank you for your ongoing support and continued interest in LifeVantage Corporation. We look forward to seeing you at the Annual Meeting.

Lehi, Utah	By Order of our Board of Directors
September 30, 2021	/s/ Steven R. Fife
Steven R. Fife
President, Chief Executive Officer, and Chief Financial Officer

IMPORTANT NOTICE RELATED TO COVID-19 AND POTENTIAL VIRTUAL MEETING: Although we currently intend to hold our Annual Meeting in person, we are sensitive to the public health and travel concerns stockholders may have and the protocols that federal, state, and local governments have and may impose in light of the difficulties related to COVID-19. In the event we determine that we need to conduct our Annual Meeting by means of remote communication, we will announce the change and provide instructions on how stockholders can participate in the Annual Meeting via the filing of additional soliciting materials with the Securities and Exchange Commission and via our website. Please check our website at www.lifevantage.com under “Investor Relations” one week prior to the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 11, 2021:
This notice, the accompanying proxy statement, and annual report to stockholders are available at
https://lifevantage.gcs-web.com/financial-information/sec-filings

LifeVantage Corporation
3300 Triumph Blvd, Suite 700
Lehi, Utah 84043
_________________________________________________________________________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
NOVEMBER 11, 2021
_________________________________________________________________________________________

INFORMATION CONCERNING VOTING AND SOLICITATION OF PROXY
General
This proxy statement is furnished to stockholders of LifeVantage Corporation, a Delaware corporation, sometimes referred to as “we,” “us,” “our,” the “Company” or “LifeVantage,” in connection with the solicitation of proxies for use at the fiscal 2022 Annual Meeting of Stockholders (the “Annual Meeting” or the “2022 Annual Meeting”) of LifeVantage to be held on November 11, 2021, at 1:00 P.M. Mountain Time, at our offices located at 3300 Triumph Blvd, Suite 700, Lehi, Utah 84043, for the purposes set forth in the Notice of Meeting. This solicitation of proxies is made on behalf of our board of directors.
Our Fiscal Year
Our fiscal year ends on June 30 of each year. In this proxy statement, when we refer to our fiscal year, we mean the twelve-month period ending on June 30 of the stated year. For example, “fiscal 2022” refers to the twelve-month period from July 1, 2021 through June 30, 2022.
Why am I receiving these materials?
You are receiving these proxy materials from us because you were a stockholder of record at the close of business on September 17, 2021 (the “Record Date”). Our board of directors is soliciting your proxy to vote your shares at the Annual Meeting on the matters to be considered at that meeting. The Notice of Annual Meeting, this proxy statement and the form of proxy card are being made available to you on or about September 30, 2021. This proxy statement includes information that we are required to provide to you under SEC rules and that is designed to assist you in voting your shares.
Where and when is the Annual Meeting?
The fiscal 2022 Annual Meeting of Stockholders of LifeVantage will take place on November 11, 2021, at 1:00 P.M. Mountain Time at our offices located at 3300 Triumph Blvd, Suite 700, Lehi, Utah 84043.
Important Notice Related to COVID-19 and Potential Virtual Meeting: Although we currently intend to hold our Annual Meeting in person, we are sensitive to the public health and travel concerns stockholders may have and the protocols that federal, state, and local governments have and may impose in light of the difficulties related to COVID-19. In the event we determine that we need to conduct our Annual Meeting by means of remote communication, we will announce the change and provide instructions on how stockholders can participate in the Annual Meeting via the filing of additional soliciting materials with the Securities and Exchange Commission and via our website. Please check our website at www.lifevantage.com under “Investor Relations” one week prior to the Annual Meeting.
What am I voting on?
The following matters are scheduled to be voted on by stockholders at the Annual Meeting:
•the election of six directors to our board of directors;
•the approval of a non-binding, advisory resolution approving the compensation of our named executive officers (commonly referred to as a “Say-On-Pay”); and
•the ratification of the selection of the appointment of WSRP, LLC as our independent registered accounting firm for our fiscal year ending June 30, 2022.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on September 17, 2021, the record date, will be entitled to vote at the Annual Meeting. As of the record date, we had approximately 13,235,944 shares of common stock outstanding and entitled to vote.
Stockholders of Record: Shares Registered in Your Name
If on the record date your shares were registered directly in your name with our transfer agent, Computershare Trust Company, Inc., then you are a stockholder of record. As a stockholder of record, you may vote by proxy or vote in person at the meeting. Whether or not you plan to attend the meeting, we encourage you to submit your proxy as soon as possible by (i) accessing the Internet site or by calling the toll-free number described in the proxy materials; or (ii) if applicable, signing, dating and returning a proxy card to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee
If on the record date your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting provided that you bring with you proof of your beneficial ownership of shares, such as a brokerage account statement. However, if you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
How do I vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote by using the Internet, by telephone or (if you received a proxy card by mail) by mail as described below. Stockholders also may attend the meeting and vote in person.
•Voting Your Proxy by Mail. You may vote by mail by requesting, completing and mailing in a paper proxy card, as outlined in the Notice. The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person.
•Voting on the Internet. To vote on the Internet, access http://www.proxyvote.com and follow the on-screen instructions.
•Voting by Telephone. To vote by phone call toll free 1-800-690-6903 from any touch-telephone and follow the instructions.
•Voting in Person. To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. See “Can I change my vote after submitting my proxy?” below.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee
If you are a beneficial owner of shares registered in the name of a brokerage firm, bank, dealer, or other similar organization, you should have received voting instructions from that organization rather than from us. You may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of the record date.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting. Each proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. With respect to the election of directors, in an uncontested election, directors are elected by the vote of the majority of the votes cast with respect to such director. This means that the number of shares voted “FOR” a nominee for election as director must exceed the number of votes cast “AGAINST” that director nominee. Because neither abstentions nor broker non-votes are considered cast with respect to a proposal, abstentions and broker non-votes have no effect and will not be counted towards the vote total for any proposal.
What are broker non-votes?
When a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name” on particular proposals, the shares not voted are called “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority on certain “non-routine” proposals under the rules of the NYSE Stock Exchange (“NYSE rules”) and the beneficial owner has not instructed the broker how to vote on these proposals. The ratification of the selection of our independent registered public accounting firm is the only proposal at the Annual Meeting that is considered a “routine” matter under the rules and interpretations of the NYSE rules with respect to broker non-votes.
How many votes are needed to approve each proposal?

•In an uncontested election, directors are elected by the vote of the majority of the votes cast with respect to such director. This means that the number of shares voted “FOR” a nominee for election as director must exceed the number of votes cast “AGAINST” that director nominee.  If you hold your shares through a broker, bank, trust, or other nominee and you do not instruct the broker, bank, trustee, or nominee on how to vote on this proposal, your broker, bank, trustee, or nominee will not have authority to vote your shares.  Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not be considered as votes cast for or against any director nominee, and therefore will not have any effect on the outcome of this proposal.
We have also implemented a policy for director resignations, applicable if an incumbent director nominee receives less than a majority of votes cast in an uncontested election. For more information see “Proposal One-Election of Directors”.
•The non-binding advisory resolutions approving the compensation of our named executive officers will be approved by our stockholders if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted and accordingly will have no effect on the outcome of this proposal. Broker non-votes are not considered to be represented in person or by proxy as to this proposal and therefore will have no effect on the outcome of this proposal. The advisory resolution is non-binding but will be considered by our board of directors and the compensation committee in making decisions affecting executive compensation.
•The ratification of the selection of WSRP, LLC as our independent registered public accounting firm for the fiscal year ending June 30, 2022 will be approved by our stockholders if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. Properly executed proxies marked “ABSTAIN” and any broker non-votes with respect to this proposal will not be voted and accordingly will have no effect on the outcome of this proposal. A broker or other nominee will generally have discretionary authority to vote on this proposal because it is considered a routine matter, and therefore we do not expect broker non-votes with respect to this proposal.
What does it mean if I receive more than one proxy card or Notice?
If you receive more than one proxy card or Notice, your shares are likely registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card or submit a proxy for each Notice to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before it is voted. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:
•You may submit another properly completed proxy card with a later date;
•You may send a written notice that you are revoking your proxy to our Corporate Secretary at LifeVantage Corporation, Attn: Corporate Secretary, 3300 Triumph Blvd, Suite 700, Lehi, Utah 84043; or
•You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
If your shares are held by your broker, bank or other nominee as a nominee or agent, you should follow the instructions provided by your broker or bank to revoke your proxy.
What if I return a proxy card but do not make specific choices?
If you return a signed and dated proxy card without marking any voting selections or without marking your voting selection as to a particular proposal, your shares will be voted “FOR” the election of all six nominees for director and “FOR” Proposals 2, 3 and 4, to the extent your proxy card does not indicate otherwise. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the shares outstanding as of the record date are represented by stockholders present at the meeting in person or by proxy. As of the record date, we had approximately 13,235,944 shares of common stock outstanding and entitled to vote. Thus, at least 6,617,973 shares of common stock must be represented by stockholders present at the meeting in person or by proxy to constitute a quorum.

Your shares will be counted towards the quorum if you submit a valid proxy or vote at the meeting. Abstentions and broker non-votes are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.
Who is paying for this proxy solicitation?
We will pay the entire cost of soliciting proxies. In addition to these mailed proxy materials and the use of the Internet, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We also engaged Morrow Sodali LLC, 470 West Ave, Stamford, CT 06902 (“Morrow”) to assist with the solicitation of proxies. We have agreed to pay Morrow a fee of approximately $7,500 plus reimbursement of expenses for their services. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding solicitation materials to beneficial owners.
When are stockholder proposals due for next year’s annual meeting?
Stockholder Proposals for Inclusion in Next Year’s Proxy Statement.
Stockholders may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion in the proxy statement relating to our fiscal 2023 Annual Meeting of Stockholders, stockholder proposals must be submitted in writing to LifeVantage Corporation, Attention: Corporate Secretary at 3300 Triumph Blvd, Suite 700, Lehi, Utah 84043 and must be received by us no later than June 2, 2022, and must otherwise satisfy the conditions established by the Securities and Exchange Commission, or SEC, for stockholder proposals to be included in the proxy statement for that meeting. In addition, our bylaws include other requirements for the submission of proposals and the nomination of candidates for director.
Stockholder Proposals for Presentation at Next Year’s Annual Meeting.
If a stockholder wishes to present a proposal, including a director nomination, at our fiscal 2023 Annual Meeting of Stockholders and the proposal is not intended to be included in our proxy statement relating to that meeting, the stockholder must give advance notice in writing to LifeVantage Corporation, Attention: Corporate Secretary at 3300 Triumph Blvd, Suite 700, Lehi, Utah 84043 not less than 90 days, or August 13, 2022, nor more than 120 days, or July 14, 2022, prior to the first anniversary of the date of the fiscal 2023 Annual Meeting, except that if the fiscal 2023 Annual Meeting date is changed by more than 30 days from the anniversary date of the fiscal 2022 Annual Meeting, such notice must be delivered not earlier than 120 days prior to the anniversary date of the fiscal 2022 Annual Meeting date and not later than the close of business on the later of the 90th day prior to the anniversary date of the fiscal 2022 Annual Meeting date or the 10th day following the day on which we first publicly announce the fiscal 2023 Annual Meeting date. If a stockholder fails to give timely notice of a proposal, the stockholder will not be permitted to present the proposal to the stockholders for a vote at our fiscal 2023 Annual Meeting. In addition, our bylaws include other requirements for the submission of proposals and the nomination of candidates for director.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. We expect to report final voting results in a current report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. You can obtain a copy of the Form 8-K, once it is filed, on our website at https://lifevantage.gcs-web.com/financial-information/sec-filings, or through the EDGAR system at www.sec.gov. Our website does not constitute part of this proxy statement.
IT IS THE INTENTION OF THE AGENTS DESIGNATED IN THE PROXY CARD TO VOTE “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR IDENTIFIED IN PROPOSAL 1 (UNLESS AUTHORITY IS WITHHELD BY THE STOCKHOLDER GRANTING THE PROXY) AND “FOR” EACH OF PROPOSALS 2 AND 3. IF ANY NOMINEE BECOMES UNAVAILABLE TO SERVE FOR ANY REASON, THE PROXY WILL BE VOTED FOR A SUBSTITUTE NOMINEE OR NOMINEES TO BE SELECTED BY THE COMPANY’S BOARD OF DIRECTORS, UNLESS THE STOCKHOLDER WITHHOLDS AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS.

PROPOSAL 1 - ELECTION OF DIRECTORS
Our board of directors currently consists of the following seven individuals: Michael A. Beindorff, Erin Brockovich, Steven R. Fife, Raymond B. Greer, Vinayak R. Hegde, Darwin K. Lewis and Garry Mauro. Each of these individuals, other than Mr. Hegde, will be standing for election at our Annual Meeting. Currently, the authorized size of the board is seven directors, comprised of the seven individuals listed above.
Each director elected will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified, or, if sooner, until the director’s death, resignation or removal.
We encourage nominees for director to attend the Annual Meeting. All of the nominees for election as a director at last year’s annual meeting of stockholders attended that meeting.
If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares represented by a duly executed proxy will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy, unless contrary instructions are given. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.
The following information is furnished with respect to each of the nominees for election as director at the Annual Meeting as of the record date:

Name	Age	Position with Company
Mr. Michael A. Beindorff	69	Independent Director
Ms. Erin Brockovich	61	Independent Director
Mr. Steven R. Fife	61	President, Chief Executive Officer, Chief Financial Officer, and Director
Mr. Raymond B. Greer	58	Independent Director
Mr. Darwin K. Lewis	62	Independent Director
Mr. Garry Mauro	73	Chairman, Independent Director
MR. MICHAEL A. BEINDORFF. Mr. Beindorff has been an independent member of our board of directors since January 2012. Mr. Beindorff brings more than 35 years of experience in general management, operations, sales and marketing with a strong track record of building and leading disciplined organizational teams, driving rapid, profitable growth and delivering results across a variety of business environments. He currently serves as Principal and President of the Far Niente Group, a management consultancy and private investment entity focused on helping clients build effective business models, strong differentiated brands, viable product lines and sustainable businesses while maximizing return on investment, a position he has held since 2008. From 2004 to 2008 he served as Chief Operating Officer of Exclusive Resorts, a private club for luxury travel experience. From 2002 to 2004 he served as Principal and President of the Greentree Group, a management consultancy focused on helping clients build strong brands and effective business models. From 1999 to 2002 he served first as President and COO and then as Chairman and Chief Executive Officer of PlanetRx.com, an internet pharmacy and on-line health portal. From 1995 to 1999 he served as Executive Vice President of Marketing, Operations and Product Management for VISA. From 1978 to 1995 he held various positions leading global advertising, marketing and brand management for The Coca-Cola Company and Rhodes Furniture. Mr. Beindorff received his Bachelor of Science in Business Administration from the University of Alabama and his Masters of Business Administration from the Gouzuietta Business School at Emory University. Mr. Beindorff’s broad background building and leading organizations, and experience in building strong sales and marketing, and branding initiatives brings to our board of directors expertise in operations and oversight as well as strong leadership and initiative.
MS. ERIN BROCKOVICH. Ms. Brockovich has been an independent member of our board of directors since May 2019. Ms. Brockovich has had over 35 years of diverse legal and business successes both domestic and global. Since 1996, Ms. Brockovich has served as President of Brockovich Research & Consulting, where she currently consults with three national law firms and is involved in numerous environmental projects worldwide. Additionally, Ms. Brockovich has provided assistance with ground water contamination in every state of the United States, Australia and other countries. In addition to releasing her book, Superman’s Not Coming, Ms. Brockovich worked as Executive Producer on the Rebel television series for ABC and produces a weekly newsletter titled The Brockovich Report. She holds a Letter of Humane from Loyola University and an Honorary Juris Doctor from Lewis and Clark College. Ms. Brockovich grew up in a family of athletes and herbal/nutrition advocates. Her love of nutrition, the legal world and making a difference for women inform her goal of leaving her imprint wherever she can. Ms. Brockovich’s brings to our board of directors experience in legal matters and health and wellness advocacy and the ability to move health-related issues.
MR. STEVEN R. FIFE. Mr. Fife was appointed as our Chief Financial Officer in March 2017 and as our President and Chief Executive Officer and member of our board of directors in February 2021. Prior to joining our company, Mr. Fife served as Chief Financial Officer for Evidera, Inc., a private equity sponsored professional services firm, from May 2014 to June 2016.

Prior to joining Evidera, Inc., from October 2012 to December 2013, Mr. Fife served as Chief Financial Officer for Active Power, Inc., a publicly traded producer of kinetic energy storage systems that was later sold to Piller Power Systems Inc. In addition, from March 2011 to August 2012, Mr. Fife served as Interim Chief Financial Officer for Women’s Initiative for Self Employment, and from April 2007 to August 2010 as the Executive Vice President, Chief Financial Officer of LECG. Mr. Fife also served in a variety of financial roles for Gilead Sciences, Amkor Technologies and JDS Uniphase. Mr. Fife began his career at Deloitte & Touche and is a Certified Public Accountant (active). Mr. Fife also serves on the board of directors for LifeVantage Legacy. Mr. Fife received his Bachelor of Science degree in Accounting from Brigham Young University.
MR. RAYMOND B. GREER. Mr. Greer has been an independent member of our board of directors since February 2017. Mr. Greer has over 35 years of technology, logistics and transportation experience. Mr. Greer has served as the Chief Executive Officer of Omnitracs, LLC, a Vista Equity backed provider of innovative software and SaaS fleet management solutions serving the transportation sector from February 2018 to July 2021. Prior to that, from February 2011 to February 2018, Mr. Greer served as the President of BNSF Logistics, LLC, which is an international third-party logistics provider and a wholly-owned subsidiary of Burlington Northern Santa Fe, LLC, a Berkshire Hathaway company. From March 2005 to January 2010, Mr. Greer served as President and Chief Executive Officer of Greatwide Logistics Services, a non-asset based logistics and transportation services company. From December 2002 to March 2005, Mr. Greer served as President and Chief Executive Officer for Newgistics, Inc., a reverse logistics company. Mr. Greer has also held senior management positions for Ryder and FedEx Corporation. From 2010 to 2018, Mr. Greer served as a director of DCT Industrial Trust, an industrial REIT. Mr. Greer received a Bachelor of Science in Mathematics from the University of Utah and an Executive Masters in Information Systems & Telecommunications from Christian Brothers University. Mr. Greer brings to our board of directors deep experience in international logistics, supply chain management and technology.
MR. DARWIN K. LEWIS. Mr. Lewis has been an independent member of our board of directors since February 2017. In February 2018, Mr. Lewis retired from a career at SC Johnson & Son, Inc., a global consumer packaged goods company that he joined in 1981. During his career there, he held a number of sales, marketing, acquisition and general manager positions both domestically and abroad. From July 2015 until his retirement, Mr. Lewis served as the Senior Vice President-Global Sales and Chief Customer Officer at SC Johnson. Prior to that, Mr. Lewis’ roles at SC Johnson included Senior Vice President of North American Sales and Chief Customer Officer (from November 2008 to June 2015), Vice President, Group General Manager in Greater China (from 2005 to 2008), Vice President of North American Sales (from 2000 to 2004), and President and General Manager over SCJ Canada (From 1997 to 2000). Prior to 1997, Mr. Lewis served in various other roles at SC Johnson including National Director of Special Business, Division Sales Director over the Midwest Division, Marketing Associate, Sales Director, Director of Trade Marketing and Area Manager and Division Sales Director. Mr. Lewis received his Masters of Business Administration from the University of Colorado and his Bachelor of Science degree in Business Administration from the University of Minnesota. Mr. Lewis brings to our board of directors extensive experience in managing sales and international operations in a global consumer goods business.
MR. GARRY MAURO. Mr. Mauro has been an independent member of our board of directors since April 2008 and has served as the chairman of the board of directors since November 2013. Mr. Mauro is currently a practicing attorney in Texas and the District of Columbia. He is also a licensed stockbroker. He has worked for over 30 years at the local, state and national levels on behalf of both private and public sector entities. From 1983 to 1999, he served as Commissioner of the Texas General Land Office overseeing the management of more than 20 million acres of state land, 18,000 oil and gas wells, and the state’s benefit program for Veterans. During his tenure as Commissioner, he also chaired the Veterans Land Board, the School Land Board, the Parks and Wildlife Board For Lease, the Texas Department of Corrections Board For Lease, the Permanent University Fund Board For Lease, the Coastal Coordination Council and the Texas Alternative Fuels Council and co-chaired the Sustainable Energy Development Council. He has received numerous honors and awards for his civic and philanthropic contributions in environmental, political and business arenas, including the “Man of the Year Award” from the Texas League of Women Voters and the “Rising Star of Texas Award” from Texas Business Magazine. In 1998, he was the Texas Democratic Party nominee for Governor. Mr. Mauro’s broad range of expertise brings to our board of directors experience in management and operations as well as strong leadership and oversight.
Required Vote
Under our Certificate of Incorporation and our Amended and Restated Bylaws, in an uncontested election, the directors are elected by a majority of the votes cast in person or by proxy at the Annual Meeting assuming a quorum is present.  This means that the number of shares voted “FOR” a nominee for election as director must exceed the number of votes cast “AGAINST” that director nominee.  If you hold your shares in street name and you do not instruct the broker, bank, trustee or nominee on how to vote on this proposal, they will not have authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not be voted for or against the election of any director nominee, and so will not have any effect on the outcome of this proposal.
We have also implemented a majority voting policy for director resignations, which is applicable if an incumbent director nominee receives less than a majority of votes cast in an uncontested election. We expect each director nominated for reelection to tender his or her written irrevocable, conditional resignation to our Chairman of the Board that will be effective only upon both (i) the failure to receive the required vote at the Annual Meeting and (ii) Board acceptance of such resignation. If a director nominee fails to receive the required vote for reelection, our nominating and corporate governance committee (other than such director) will act on an expedited basis to determine whether to accept the director’s irrevocable, conditional resignation, and it will submit such recommendation for prompt consideration by the Board. The nominating and corporate governance committee and members of the Board (other than such director) may consider any factors they deem relevant in deciding whether to accept a director’s resignation. This policy does not apply in circumstances involving contested director elections.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES ABOVE.

PROPOSAL 2 - ADVISORY VOTE AS TO OUR EXECUTIVE COMPENSATION
In accordance with SEC rules, we are requesting stockholders to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement. This is commonly referred to as a “Say-On-Pay” proposal.
The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Stockholders may express their views on the design and effectiveness of our executive compensation programs by voting on this proposal. As described in the Compensation Discussion and Analysis of this proxy statement, our executive compensation program is designed to attract, retain and motivate talented executives capable of providing the leadership, vision and execution necessary to achieve our business objectives and create long-term stockholder value and to ensure that total compensation is fair, reasonable and competitive. Please read the “Compensation Discussion and Analysis,” the accompanying compensation tables and narrative discussion for additional details about our executive compensation program, including information about the fiscal year 2021 compensation of our named executive officers.
Accordingly, in accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our stockholders to vote “FOR” the following resolution:
RESOLVED, that the stockholders hereby approve the compensation of the Company’s named executive officers, as disclosed pursuant to the disclosure rules of the Securities and Exchange Commission, including the compensation tables and related narrative discussion in this proxy statement under the caption “Compensation Discussion and Analysis.”
This Say-On-Pay vote is advisory, and therefore not binding on our compensation committee or our board of directors. However, our board of directors and our compensation committee value the opinions of our stockholders and will consider the voting results for this proposal in making future compensation decisions.
Required Vote
The non-binding advisory resolution will be approved by our stockholders if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3 - RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our board of directors has selected WSRP, LLC as our independent registered public accounting firm for the fiscal year ending June 30, 2022, and has further directed that the selection of such firm be submitted to our stockholders for ratification.
Stockholder ratification of the selection of our independent registered public accounting firm is not required. However, the audit committee is submitting this proposal to our stockholders as a matter of good corporate governance. If our stockholders do not vote on an advisory basis in favor of the ratification of the selection of WSRP, LLC as our independent registered public accounting firm for the fiscal year ending June 30, 2022, the audit committee will review its future selection of an independent registered public accounting firm. Regardless of whether the selection is ratified, the audit committee in its discretion may, without resubmitting the matter for stockholders to approve or ratify, appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.
We expect representatives of WSRP, LLC to be present at the Annual Meeting and they will have the opportunity to make a statement at the Annual Meeting if they so desire. We also expect such representatives to be available to respond to appropriate questions.
The aggregate fees for professional services rendered for us by WSRP, LLC are described in the Audit Related Matters section of this proxy statement.
Required Vote
The ratification of the selection of WSRP, LLC as our independent registered public accounting firm for the fiscal year ending June 30, 2022 will be approved by our stockholders if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE SELECTION OF WSRP, LLC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CORPORATE GOVERNANCE
Director Independence
The Nasdaq Stock Market Rules, or Nasdaq Rules, require that a majority of the members of our board of directors qualify as “independent,” as affirmatively determined by our board of directors. Our board of directors has determined that Ms. Brockovich and each of Messrs. Beindorff, Greer, Hegde, Lewis and Mauro is an “independent director” under Nasdaq Rules.
Board Leadership Structure and Role in Risk Oversight
The leadership of our board of directors is currently structured such that the chair of our board of directors and chief executive officer positions are separated. Mr. Mauro, an independent director, has served as chair of our board of directors since November 2013. We believe having an independent chair of our board of directors has provided our board of directors with consistent, experienced and independent leadership that enhances the effectiveness of our board of directors. Our corporate governance guidelines do not require our board of directors to choose an independent chair or to separate the roles of chair and chief executive officer, but our board of directors believes this leadership structure is the appropriate structure for our company at this time, and plans to keep the roles separated in fiscal 2022. Pursuant to our corporate governance guidelines, our board of directors may choose its chair in any manner that it deems to be in the best interests of our company. If, in the future, the chair of our board of directors is not an independent director, our board of directors may designate an independent director to serve as a lead independent director.
Our board of directors is responsible for oversight of risks facing our company, while our management is responsible for day-to-day management of risk. Our board of directors directly administers its risk oversight function. In addition, the risk oversight function is also administered through the standing committees of our board of directors, which oversee risks inherent in their respective areas of responsibility, reporting to our board of directors regularly and involving our board of directors as necessary. For example, the audit committee oversees our financial exposure, financial reporting related risks, and information technology security risk, and the compensation committee oversees risks related to our compensation programs and practices. Our board of directors directly oversees our strategic and business risk, including geographic, product development and regulatory risks, through regular interactions with our management and, from time-to-time, input from independent advisors. We believe our board’s leadership structure supports its role in risk oversight, with our President, Chief Executive Officer and Chief Financial Officer primarily responsible for assessing and managing risks facing our company on a day-to-day basis and the chair and other members of our board of directors providing oversight of such risk management.
Meetings of Our Board of Directors and Committees
During the last fiscal year, our board of directors held eight meetings. Our board of directors also acts by unanimous written consent from time to time. Each director who currently serves on our board of directors attended at least 75% of the aggregate of (1) the total number of meetings of our board of directors (held during the period for which he or she has been a director) and (2) the total number of meetings held by all committees of our board of directors on which such director served (held during the periods that he or she served).
Committees of Our Board of Directors
Our board of directors has an audit committee, a nominating and corporate governance committee, a compensation committee, and a strategic planning committee.
Audit Committee
The audit committee was established by our board of directors in accordance with Section 3(a)(58)(A) of the Exchange Act. At the end of the last fiscal year and as of the date hereof, the members of our audit committee consisted of Messrs. Lewis, Beindorff and Mauro, with Mr. Lewis serving as chair. Our board of directors has determined that all three members of the audit committee qualify as “independent” under Nasdaq Rules. Our board of directors has also determined that each member of the audit committee meets the financial literacy and sophistication requirements set forth in the Nasdaq Rules and that Mr. Lewis qualifies as “audit committee financial expert,” as that term is defined by SEC rules. Our board of directors made a qualitative assessment of Mr. Lewis’s level of knowledge and experience based on a number of factors, including his formal education and his other prior professional experience. The audit committee met four times during our last fiscal year. Our audit committee also acts by unanimous written consent from time to time.
The audit committee operates under a written charter adopted by our board of directors that is available on our website at https://lifevantage.gcs-web.com/corporate-governance. Our website does not constitute part of this proxy statement.
The audit committee was established to:
a.monitor the integrity of the Company’s financial statements;
b.review and monitor compliance with legal and regulatory requirements;

c.evaluate the independent auditor’s qualifications and independence;
d.review and monitor the performance of the Company's internal audit function and independent auditors;
e.oversee the Company’s risk assessment and risk management programs for identified financial and operational risk exposures and risks related to the Company’s information systems;
f.oversee the Company’s financial processes, controls and reporting;
g.prepare an audit committee report as required by the SEC to be included in the Company's public filings;
h.review and monitor actual and potential conflicts of interest of members of our board of directors and officers;
i.review and evaluate, at least annually, its own performance and that of its members, including compliance with the committee charter; and
j.perform certain other duties enumerated in the written charter.
Nominating and Corporate Governance Committee
At the end of the last fiscal year and as of the date hereof the nominating and corporate governance committee consisted of Messrs. Greer, Hegde and Mauro, with Mr. Greer serving as chair. Our board of directors has determined that all members of the nominating and governance committee qualify as “independent” under Nasdaq Rules. As long as our common stock remains publicly traded, each member of the nominating and corporate governance committee will (1) qualify as an “independent” director as defined under applicable Nasdaq Rules and (2) qualify as a “non-employee director” under Rule 16b-3(b)(3)(i) promulgated under the Exchange Act. The nominating and corporate governance committee met four times during our last fiscal year. Our nominating and corporate governance committee also acts by unanimous written consent from time to time.
The nominating and corporate governance committee operates under a written charter adopted by our board of directors that is available on our website at https://lifevantage.gcs-web.com/corporate-governance. Our website does not constitute part of this proxy statement.
The purpose of the nominating and corporate governance committee is to (1) identify individuals qualified to serve as members of our board of directors, (2) recommend nominees for election as directors, (3) develop and recommend to our board of directors corporate governance guidelines, and (4) provide oversight with respect to the evaluation of our board of directors, management, corporate governance and ethical conduct. In the process of performing its duties, the committee has engaged and may engage in the future, third-party board governance experts to evaluate board composition, analyze board contributions and review board activities and practices.
The nominating and corporate governance committee has the following authority and responsibilities:
a.identify and evaluate individuals qualified to serve as members of our board of directors (including individuals nominated by stockholders in proposals made in writing to our Secretary that are timely received and that contain sufficient background information concerning the nominee to enable proper judgment to be made as to the nominee’s qualifications and are otherwise in compliance with applicable laws) and establish a process for recruiting suitable candidates to our board of directors, including identifying the characteristics and skills required by our board of directors and those existing on our board of directors;
b.identify and recommend for our board of directors’ selection nominees for election as directors at the meeting of stockholders at which directors are to be elected;
c.recommend to our board of directors the appointment of directors to committees of our board of directors and, as appropriate, recommend rotation or removal of directors from such committees;
d.cause to be prepared and recommend to our board of directors the adoption of corporate governance guidelines, and periodically review and assess the guidelines and recommend changes for approval by our board of directors;
e.cause to be prepared and recommend to our board of directors the adoption of a code of ethics and a code of conduct, and from time to time review and assess the codes, and recommend changes for approval by our board of directors;
f.provide minutes of meetings of the committee to our board of directors, and report regularly to our board of directors with respect to significant actions and determinations made by the committee;

g.at least annually, to review and reassess the charter of the committee and, if appropriate, recommend changes to our board of directors;
h.make recommendations to our board of directors regarding issues of management succession; and
i.oversee the initiatives associated with environmental, sustainability, corporate social responsibility, health and safety initiatives.
Compensation Committee
At the end of the last fiscal year and as of the date hereof, the members of the compensation committee consisted of Messrs. Beindorff, Greer and Hegde, with Mr. Beindorff serving as chair. Our board of directors has determined that all members of the compensation committee qualify as “independent” under Nasdaq Rules. As long as our common stock remains publicly traded, each member of the compensation committee will (1) qualify as an “independent” director as defined under applicable Nasdaq Rules or the listing standards of such other national securities exchange or inter-dealer quotation system on which our common stock is then-listed (the “Applicable Listing Standards”) and applicable rules and regulations of the Securities and Exchange Commission, (2) satisfy any additional more stringent requirements applicable to members of the compensation committee under the Applicable Listing Standards, (3) qualify as a “non-employee director” under Rule 16b-3(b)(3)(i) promulgated under the Exchange Act and (4) qualify as an “outside director” under Treasury Regulation Section 1.162-27(e)(3) promulgated under Section 162(m) of the Code. During our last fiscal year, the compensation committee met seven times. Our compensation committee also acts by unanimous written consent from time to time.
The compensation committee operates under a written charter adopted by our board of directors that is available on our website at https://lifevantage.gcs-web.com/corporate-governance. Our website does not constitute part of this proxy statement. The charter of the compensation committee provides that the compensation committee has the overall responsibility of our board of directors relating to compensation for our executive officers and non-employee directors.
The compensation committee has the following authority and responsibilities:
a.assist our board of directors in developing and evaluating potential candidates for executive positions and oversee the development of executive succession plans;
b.review periodically our compensation philosophy and strategy;
c.determine, or review and recommend to our board of directors for its determination, on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer. The committee evaluates at least once a year our Chief Executive Officer’s performance in light of these established goals and objectives and, based upon these evaluations, reviews and recommends to the independent members of our board of directors for approval, our Chief Executive Officer’s compensation, including base salary, annual and long term incentive compensation. Our Chief Executive Officer is not present during the portion of any meeting of the committee during which it will vote upon or deliberate upon the compensation of the Chief Executive Officer;
d.determine, or review and recommend to our board of directors for its determination, on an annual basis the evaluation process and compensation structure for our executive officers other than our Chief Executive Officer. The committee annually evaluates the performance of these executive officers and determines, or reviews and recommends to our board of directors for approval, the compensation, including salary, bonus, incentive and equity compensation, for such executive officers. The committee considers the proposals for the compensation of such executive officers submitted to the committee by our Chief Executive Officer;
e.review and approve the initial compensation, including salary, bonus, incentive and equity compensation, for newly hired employees who are proposed to be executive officers of our company (other than a proposed newly hired Chief Executive Officer). The committee considers the proposals for compensation of such proposed newly hired executive officers submitted to the committee by our Chief Executive Officer;
f.provide general oversight of management’s decisions concerning the performance and compensation of our other officers, employees, consultants and advisors. The committee may delegate its authority on these matters with regard to non-officer employees and consultants to our officers and other appropriate supervisory personnel;
g.if and to the extent we are required to include a Compensation Discussion and Analysis (“CD&A”) section in our annual proxy statement, (i) review and discuss with management the CD&A and other required compensation disclosures, (ii) based on that review and discussion, recommend to our board of directors whether such CD&A be included in that proxy statement, and (iii) review and approve the disclosure required by SEC rules and regulations;

h.oversee on an annual basis management’s recommendations for the salary range of non-officer employees by pay grade, percent merit increases and annual incentive pools;
i.review our incentive compensation and stock-based plans and approve, or recommend to our board of directors for its approval, adoption of or changes in such plans, as needed; provided the adoption or amendment of a plan that results in reservation of additional shares of our common stock for issuance thereunder shall be approved by our board of directors. The committee has and exercises all the authority of our board of directors with respect to the administration of such plans;
j.select, retain and terminate such compensation consultants, outside counsel and other advisors as it deems necessary or appropriate in its sole discretion. The committee may invite such consultants and advisors to attend its meetings or to meet with any members of the committee. The committee has sole authority to approve the fees and retention terms relating to such consultants and advisors;
k.except with respect to the responsibilities set forth above regarding the compensation of our Chief Executive Officer and our other executive officers, the committee may delegate its authority granted under its charter to a subcommittee of the committee (consisting either of a subset of members of the committee or, after giving due consideration to whether the eligibility criteria described above with respect to committee members and whether such other board of directors members satisfy such criteria, any members of our board of directors);
l.review executive officer compensation for compliance with applicable laws, rules and regulations, and oversee our implementation of corporate policies affecting compensation;
m.oversee and, as needed from time to time, review and approve other compensation and benefit plans, including non-routine employment agreements, severance arrangements and change in control agreements and provisions when, and if, appropriate, as well as any special supplemental benefits;
n.review and recommend to our board of directors the compensation of independent non-employee directors, including annual and long term incentive compensation;
o.report regularly to our board of directors with respect to significant actions and determinations made by the committee;
p.annually review and evaluate the committee’s own performance and report on its conclusions in this regard to our board of directors;
q.periodically review, as and when required by applicable laws, rules or regulations, our risk management processes related to our compensation programs including to determine whether any such program encourages undue or inappropriate risk-taking our personnel that is reasonable likely to have a material adverse effect on us;
r.oversee, as and when required by applicable laws, rules and regulations, our submission to, and consider the results of, stockholder votes on matters relating to compensation, including advisory votes and votes seeking approval of our compensation plans or arrangements; and
s.perform any other activities consistent with its charter, our certificate of incorporation and by-laws, Applicable Listing Standards and any other applicable law, as the committee or our board of directors deems appropriate.
Other Committees
In addition to the committees described above, we also have a strategic planning committee, which currently is comprised of Ms. Brockovich and Messrs. Fife, Hegde and Lewis. The strategic planning committee meets on an ad hoc basis as our board of directors deems necessary to review and advise our board of directors with respect to matters assigned by our board of directors to this committee from time to time.
Director Nominations
Criteria for Board Membership
In selecting candidates for appointment or election to our board of directors, the nominating and corporate governance committee considers the appropriate balance of experience, skills and characteristics required of our board of directors, and seeks to insure that a majority of the directors are independent under Nasdaq Rules, that members of the audit committee meet the financial literacy and sophistication requirements under Nasdaq Rules and that at least one member of the audit committee qualifies as an “audit committee financial expert” under SEC rules. Nominees for director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, willingness to devote adequate time to board duties, the interplay of the nominee’s experience and skills with those of other directors and the extent to which the nominee would be a desirable addition to our board of directors and any of its committees. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem are in the best interests of our company and our stockholders. The nominating and corporate governance committee does not have a policy regarding board diversity, but it takes diversity of professional experience and perspective into account in identifying and selecting director nominees.
Stockholder Recommendations
The nominating and corporate governance committee will consider qualified candidates for director suggested by stockholders by applying the criteria for board membership described above. If a stockholder submits a director recommendation, the nominating and corporate governance committee will conduct an initial evaluation of the proposed nominee and, if it determines the proposed nominee may be qualified, the nominating and corporate governance committee will follow the evaluation process described below. If the nominating and corporate governance committee determines the proposed nominee would be a valuable addition to our board of directors, based on the criteria for board membership described above and after following the evaluation process described below, it will recommend such person’s nomination to our board of directors.
Separately, our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our board of directors at our annual meeting of stockholders. Such nominations may be made only if the stockholder has given timely written notice to our Corporate Secretary containing the information required by our bylaws, including as to each person whom the stockholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the name and address of such stockholder, as they appear on our books, and of such beneficial owner and the class and number of shares of our company which are owned beneficially and of record by such stockholder and such beneficial owner. To be timely, the notice given by a stockholder must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting, except that if the date of the annual meeting is changed by more than 30 days from the anniversary date of the previous year’s meeting, such notice must be delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of 90th day prior to such annual meeting or the 10th day following the day on which we first publicly announce the date of such meeting.
Process for Identifying and Evaluating Nominees
Generally, before recommending to the board a slate of nominees for director, the nominating and corporate governance committee will consider each incumbent director’s performance on our board of directors and willingness to continue in service. In the ordinary course, absent special circumstances or a material change in the criteria for board membership, the nominating and corporate governance committee will recommend for nomination incumbent directors with skills and experience that are relevant to our business and who are willing to continue in service. If the nominating and corporate governance committee determines to seek one or more new director candidates who would add particularly desired skills, experience or attributes to our board, if an incumbent director is not willing to stand for re-election, or if a vacancy on our board of directors occurs between annual stockholder meetings and our board of directors determines to fill such vacancy, the nominating and corporate governance committee will generally identify the desired skills and experience of a new nominee based on the criteria for board membership described above and any specific needs of our board of directors at the time. Under ordinary circumstances, the nominating and corporate governance committee will then seek suggestions from other members of our board of directors and our senior management as to individuals meeting such criteria. Potential nominees will be selected based on input from members of our board of directors, our senior management and, if the nominating and corporate governance committee deems appropriate, a third-party search firm. The nominating and corporate governance committee will evaluate each potential nominee’s qualifications and check relevant references; in addition, such individuals will be interviewed by at least one member of the nominating and corporate governance committee. Under ordinary circumstances, following this process, the nominating and corporate governance committee will determine whether to recommend to our board of directors that a potential nominee be presented as a nominee for election by the stockholders or be appointed to fill a vacancy on our board of directors, as the case may be. Generally, our board of directors nominates for election at our annual stockholder meetings the individuals recommended by the nominating and corporate governance committee.
Stockholder Communications with the Board of Directors
Stockholders interested in communicating with our board of directors, a board committee, the independent directors or an individual director may do so by sending an email to our Corporate Secretary at Investor@lifevantage.com or writing to our board of directors, LifeVantage Corporation, 3300 Triumph Blvd, Suite 700, Lehi, Utah 84043, Attention: Corporate Secretary. Communications should specify the addressee(s) and the general topic of the communication. Our Corporate Secretary will review and sort communications before forwarding them to the addressee(s). If no particular director is named, letters will be forwarded, depending on the subject matter, to the chairman of our board of directors or the appropriate committee, as applicable.
No Family Relationships
There are no family relationships between any of our officers and directors.
CORPORATE RESPONSIBILITY AND SUSTAINABILITY
We understand that long-term value creation for stockholders is our core responsibility. We are investing in a number of sustainability initiatives, including reducing the environmental impact of our business activities and products, improving the global human condition, providing a positive working environment and engaging with our stakeholders regarding these initiatives.
Employees: We believe that our employees are an essential asset. We have a dedicated team of professionals that support our system of independent distributors and customers, work to generate long-term value for our stockholders and contribute to the broader public through charitable programs, including LifeVantage Legacy. In turn, we offer competitive compensation and direct their focus on the long-term goals of our independent distributors and stockholders. We have been named one of the Best Places to Work by the Direct Selling News for five years in a row, which reflects our commitment to create a great work environment for our employees.
Environment: We are committed to reducing our company's impact on the environment and creating awareness about sustainability. We will strive to improve our environmental performance over time and to initiate additional projects and activities that will further reduce our impact on the environment. Our commitment to the environment extends to our customers, our staff, and the global communities in which we operate. We comply with applicable environmental regulations and strive to prevent pollution whenever possible. We are increasing our efforts to train our staff on our environmental program and empower them to contribute and participate. We are committed to continually improve over time by striving to measure our environmental impact and by setting goals to reduce this impact each year. Some examples of our efforts include:
•Created a digital starter kit to replace the prior hard copy version in an effort to reduce the use of materials like paper and plastic.
•Designed our new corporate office with furniture sourced from U.S. Green Building Council and LEED Platinum certified vendor.
•Utilized furniture in our new office made from 80+% recycled content.
•Included sustainability as one of our corporate core values, and committed to continually look for ways to minimize our impact on the environment, including using more easily recycled packaging for the launch of our new products in our TrueScience line and ensuring the new products score low on the Think Dirty scale.
•Engaged our stakeholders by establishing a sustainability committee comprised of independent distributors to meet periodically during the year to receive feedback on initiatives important to them. This committee met seven times during the year and discussed potential sustainability partners, finding more easily recyclable packaging and other packaging concerns.
•Continued a more flexible work from home structure for corporate employees, including positions that are now permanently work from home, reducing our impact on the environment with fewer vehicles on the road commuting to and from the office.
•Recently launched an environmental policy using the feedback from our stakeholders to help formalize our focus on sustainability and began using environmental auditing in our selection process for new partners.
Social/Community: We believe that our legacy isn’t the past, it’s the future we create. This belief informed our effort to sponsor the formation of LifeVantage Legacy – an independent charitable organization focused on bettering the lives of children throughout the world. LifeVantage Legacy helps the leaders of tomorrow by touching a million lives across the world today. From simply helping a child in need to supporting initiatives that uplift entire communities, our goal is simple - give future generations the support and resources they need to live happier, healthier lives. One child at a time. We are committed to leaving places better than we find them.
•For the past 6 years, other than in 2020 due to the COVID-19 pandemic, during the holidays, employees, independent distributors and their families have traveled to Puerto Penasco, Mexico, and built over 25 homes for families in need.

•We have partnered with local refugee foundations to provide needed items for kids and cleaning supplies for their homes.
•At our company-sponsored incentive trips, we make sure to take time and give back to the local communities. While we didn't host an incentive trip during fiscal 2021 due to COVID-19, we remain committed.
•In response to the COVID-19 pandemic, we worked with our manufacturers to produce hand sanitizer, which we donated to the Utah Food bank and distributed throughout Utah.
•We engaged our stakeholders by establishing a social committee comprised of independent distributors to meet periodically during the year to receive feedback on initiatives important to them. This committee met seven times during the year and discussed diversity, inclusive marketing materials and community service opportunities.
•We recently launched a human rights policy to formalize our auditing and commitment to align internationally with human rights philosophies in how we conduct business.
•We included a 'social' ESG metric in our fiscal 2022 annual incentive plan to solidify this focus with our employee base.
•We measured our employee's engagement level and requested anonymous feedback during the fiscal year. We are pleased with being named a Best Place to Work by DSN (as nominated by our employees) for the fifth year in a row. We have set up monthly lunches with our executives to continue the culture of asking questions and providing transparency.

EXECUTIVE OFFICERS
The following table sets forth the names, ages and titles of our executive officers as of September 17, 2021, the record date for our fiscal year 2022 Annual Meeting of Stockholders.

	Age	Position with Company
Mr. Steven R. Fife	61	President, Chief Executive Officer and Chief Financial Officer
Ms. Alissa Neufeld	42	General Counsel
Mr. Justin Rose	53	Chief Sales and Marketing Officer
Mr. Matthew Cooley	48	Chief Operating Officer
Each officer serves at the discretion of our board of directors and holds office until his or her successor is appointed or until his or her earlier resignation or removal. There are no family relationships among any of our executive officers and directors.
MR. STEVEN R. FIFE. Mr. Fife was appointed as our Chief Financial Officer in March 2017, as our Interim President and Chief Executive in September 2020, and as our President and Chief Executive Officer in February 2021. Prior to joining our company, Mr. Fife served as Chief Financial Officer for Evidera, Inc., a private equity sponsored professional services firm, from May 2014 to June 2016. Prior to joining Evidera, Inc., from October 2012 to December 2013, Mr. Fife served as Chief Financial Officer for Active Power, Inc., a publicly traded producer of kinetic energy storage systems that was later sold to Piller Power Systems Inc. In addition, from March 2011 to August 2012, Mr. Fife served as Interim Chief Financial Officer for Women’s Initiative for Self Employment, and from April 2007 to August 2010 as the Executive Vice President, Chief Financial Officer of LECG. Mr. Fife also served in a variety of financial roles for Gilead Sciences, Amkor Technologies and JDS Uniphase. Mr. Fife began his career at Deloitte & Touche and is a Certified Public Accountant (active). Mr. Fife also serves on the board of directors for LifeVantage Legacy. Mr. Fife received his Bachelor of Science degree in Accounting from Brigham Young University.
MS. ALISSA NEUFELD. Ms. Neufeld was appointed as our General Counsel and Corporate Secretary in March 2021. Prior to joining LifeVantage, Ms. Neufeld served from January 2017 to March 2021 as the Chief Compliance Officer, Deputy General Counsel, and Assistant Corporate Secretary for Nature’s Sunshine Products, Inc., a natural health and wellness company in more than 40 countries. Prior to joining Nature’s Sunshine Products, Inc., Ms. Neufeld served from April 2014 to January 2016 as Associate General Counsel to 1-800 Contacts, Inc., an online contact lens retailer. Prior to her internal legal positions, Ms. Neufeld worked as a Business and Finance Associate for Ballard Spahr LLP from September 2010 to April 2014, where she focused her practice on mergers and acquisitions, securities law, corporate governance and capital market transactions. Prior to her time with Ballard Spahr, LLP, Ms. Neufeld clerked for the Honorable Johnnie B. Rawlinson with the United States Court of Appeals for the Ninth Circuit. Ms. Neufeld received a Doctor of Jurisprudence from The University of Nevada Las Vegas, where she received a full academic scholarship, and a Bachelor of Arts degree in International Affairs with an international economics concentration and a Minor in Spanish from The George Washington University, where she received a Presidential Merit Scholarship.
MR. JUSTIN ROSE. Mr. Rose was appointed as our Chief Sales Officer in July 2015 and as our Chief Sales and Marketing Officer in September 2020. From December 2010 through January 2014, Mr. Rose served as the Regional Vice President Sales and from January 2014 through June 2015 as the Senior Vice President of Sales and Field Development at Shaklee Corporation, a manufacturer and distributor of natural nutritional supplements and beauty and household products. Prior to joining Shaklee Corporation, from April 2003 through December 2010, Mr. Rose was President of North America and South Pacific at Nu Skin Enterprises and prior to that he was the General Manager - North America from 2000 to 2003. Mr. Rose was Director of Business Marketing and Director of Sales at USANA Inc. from 1999 to 2000. From 1994 to 1996, Mr. Rose was Director of Marketing and Sales at Aveda. Mr. Rose began his career as Marketing Services Manager at Nu Skin Enterprises 1989 to 1994. Mr. Rose also serves on the board of directors for LifeVantage Legacy. Mr. Rose earned a Bachelor’s degree in International Relations, Business Management from Brigham Young University.
MR. MATTHEW COOLEY. Mr. Cooley was appointed as our Chief Operating Officer in May 2021. Prior to joining our company, Mr. Cooley served as the Chief Operating Officer from October 2019 to May 2021 for LashLiner, an innovative beauty brand. Prior to joining LashLiner, from August 2015 to November 2017, Mr. Cooley was President of Younique Products, a cosmetic and skin care company. Mr. Cooley was the Chief Information Officer for Scentsy, Inc., a fragrance company. From 1999 to 2009, Mr. Cooley served as a software developer for Hewlett-Packard. Mr. Cooley graduated from The Boise State University with a Bachelor of Science degree in Computer Science and a Minor in Spanish.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
In this section, we describe the material components of compensation that were paid or awarded to, or earned by, our “named executive officers” (our “NEOs”) in fiscal 2021, provide an overview of the information set forth below in the Summary Compensation Table and other compensation tables, and address actions taken regarding executive compensation after the end of fiscal 2021 that could affect a fair understanding of a NEO’s compensation during fiscal 2021.
Our named executive officers for fiscal 2021 were as follows:

NEO	Position
Steven R. Fife(1)	President, Chief Executive Officer and Chief Financial Officer
Matthew Cooley(2)	Chief Operating Officer
Alissa Neufeld(3)	General Counsel
Justin Rose	Chief Sales and Marketing Officer
Darren J. Jensen(4)	Former President and Chief Executive Officer
Kevin McMurray(5)	Former General Counsel
Charles Wach(6)	Former Chief Operating Officer
(1) Mr. Fife was appointed as our Interim President and Chief Executive Officer on September 3, 2020, and our President and Chief Executive Officer on February 1, 2021.
(2) Mr. Cooley was hired by our company as Chief Operating Officer on May 24, 2021.
(3) Ms. Neufeld was hired by our company as General Counsel on March 31, 2021.
(4) Mr. Jensen resigned as President and Chief Executive Officer and from our Board of Directors effective September 3, 2020.
(5) Mr. McMurray’s employment with our company terminated on March 15, 2021.
(6) Mr. Wach’s employment with our company terminated on May 20, 2021.
Executive Summary
Overall, we are focused on long-term growth strategies for our business, including through the implementation of technology-enabled resources and training for our independent distributors that are designed to increase their productivity and potential for success and the refinement of improved operational controls designed to ensure the long-term success of our domestic and international businesses. During fiscal 2021, our compensation committee continued to review and adjust our compensation programs in an effort to sharpen our focus on long-term strategic goals and more closely align the interests of our NEOs with the interests of our stockholders. During fiscal 2021, our compensation committee again used performance-based and time-based restricted stock units as the primary equity vehicle for our NEOs to focus on rewarding performance and simplify the equity awards being utilized in our compensation program. We believe utilizing performance-based and time-based equity awards more closely aligns our compensation program with the achievement of our strategic goals, while balancing the need to maintain a market competitive compensation program to continue to attract and retain our management team.
This Compensation Discussion and Analysis is divided into three parts:
•Part I-Compensation Principles and Processes. In this part we describe the important principles, processes and tools that help us determine compensation for our NEOs.
•Part II-Compensation Components. In this part we discuss the three material components of NEO compensation - base salary, annual incentive compensation and long-term incentive compensation - and actual compensation paid or awarded to, or earned by, our NEOs in fiscal 2021.
•Part III-Other Matters. In this part we discuss other compensation practices that affect how we compensate our NEOs, including employment agreements and certain corporate policies.
PART I. COMPENSATION PRINCIPLES AND PROCESSES
Our Compensation Principles and Objectives
Our executive compensation program is designed to be fair, reasonable and competitive and to attract, retain and motivate talented executives capable of achieving our business objective of creating long-term stockholder value. We actively seek to foster a pay-for-performance environment that encourages our executive officers to enhance stockholder value. To this end, we seek to establish a compensation program linked directly to the delivery of long-term returns to our stockholders, the achievement of short- and long-term strategic business objectives, individual performance, and the demonstration of competencies that are aligned with our culture and values.
To ensure that our compensation programs support our business objectives, we observe several core compensation principles and objectives. We believe our executive compensation program should:
•manage the distribution of gains between our NEOs and our stockholders;
•reward company performance;
•maintain an appropriate balance between base salary and annual and long-term incentive opportunities;
•be externally competitive and internally equitable; and
•give us the flexibility to attract, retain and motivate talented executives.
Compensation Committee
Our compensation principles and objectives are sustained, in part, by our board of directors and the independent oversight of NEO compensation by its compensation committee. The compensation committee is responsible for overseeing our compensation policies, plans and programs, and reviewing and recommending to our board of directors the base salary, annual and long-term incentives, perquisites, severance arrangements and other related benefits paid to our directors and executive officers, including our NEOs.
The compensation committee has the authority and responsibility to review and recommend to our board of directors on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer (whom we refer to as our “CEO”). The compensation committee evaluates at least annually the performance of our CEO in light of these established goals and objectives. The compensation committee, based upon its evaluations, makes a recommendation regarding our CEO's annual compensation to the independent members of our board of directors for its approval. Our CEO is not present during any meeting of the compensation committee during which it deliberates upon or approves determinations of or recommendations regarding the determination of the compensation of our CEO.
The compensation committee also has the authority and responsibility to review and recommend to our board of directors on an annual basis the evaluation process and compensation structure for our executive officers, including our NEOs, other than our CEO. The compensation committee evaluates the performance of these executive officers and reviews and approves or recommends to our board of directors for approval the compensation, including base salary and annual and long-term incentive compensation, for such executive officers. The compensation committee's recommendation in this regard is based, in part, on amounts proposed by our CEO.
Each member of our compensation committee is an “independent outside director,” as defined under Section 162(m) of the Internal Revenue Code and is independent under NASDAQ Rules. Prior to the Tax Cuts and Jobs Act of 2017, our compensation committee approved components of our executive compensation where appropriate to facilitate our ability to deduct amounts under the corporate tax deduction limitations imposed by Code Section 162(m); however, it was within the committee’s authority to award or grant to compensation that may not be fully deductible by us under Code Section 162(m). As the exemption from the Code Section 162(m) deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, compensation to our CEO and certain other executive officers in excess of $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.
A complete description of the authority and responsibility of our compensation committee is set forth in its charter, which is available on our website at https://lifevantage.gcs-web.com/corporate-governance and in print upon request. Our website does not constitute part of this annual report.
To assist it with fulfilling its responsibility for making NEO compensation decisions consistent with the principles and objectives discussed above, the compensation committee utilizes a variety of tools, as described below.
Compensation Consultant
For fiscal 2021, the compensation committee engaged Meridian Compensation Partners ("Meridian") as its independent compensation consultant. Specifically, Meridian was engaged to review and recommend refinements of our peer group of companies and assess, relative to our peer group, total compensation of our executives, compensation of our board of directors and to develop long-term incentive grant guidelines and strategies for all employees.
The compensation committee has the exclusive right to select, retain and terminate its independent compensation consultant as well as to approve any fees, terms or other conditions of its compensation advisory services.

During fiscal 2021, Meridian reported directly to the compensation committee, but when directed to do so by the compensation committee, worked cooperatively with our executive officers to develop analyses and proposals for presentations to the compensation committee.
The compensation committee concluded for fiscal 2021 that Meridian was independent and that its work in advising the compensation committee does not raise any conflict of interest. In making such determination, the compensation committee considered, among other things, (i) the provision of other services to us by Meridian; (ii) the amount of fees received by Meridian from us, as a percentage of Meridian’s total revenue; (iii) Meridian’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Meridian with members of the compensation committee; (v) any of our stock owned by Meridian; and (vi) any business or personal relationship of Meridian with our executive officers.
CEO Recommendations
As discussed above, the compensation committee relies upon our CEO for compensation recommendations for the NEOs other than himself. Our CEO and the compensation committee discuss our CEO's assessment of the NEOs and any other factors the CEO believes may be relevant for the compensation committee's consideration.
Fiscal 2021 Peer Group
In May 2020, Meridian reviewed and made recommendations to the compensation committee regarding refinements to our peer group for market assessments for fiscal 2021 (our “FY2021 Peer Group”) that adjusted the prior year peer group (our “FY2020 Peer Group”) the compensation committee had used for our fiscal 2020 compensation decisions. Meridian considered industry, company size and location as selection criteria in identifying appropriate peer companies for fiscal 2021. Our compensation committee uses the peer group to establish a framework for evaluating our NEO compensation practices. Our FY2021 Peer Group consisted of the following companies:

Celsius Holdings	Natural Alternatives International, Inc.
e.l.f Beauty, Inc	Nature’s Sunshine Products
Jamieson Wellness, Inc	Nautilus, Inc.
Lifeway Foods	PetMed Express
Mannatech	USANA Health Sciences, Inc.
Medifast	Youngevity International, Inc.
Because of the limited number of public companies in our industry that meet the recommended criteria for selecting our compensation peer group, the compensation committee includes selected companies in industries similar to our industry, including publicly traded personal products companies, internet and direct marketing companies, health care supplies, leisure products and packaged foods companies. In determining our FY2021 Peer Group, our compensation committee relied on the following factors: comparable revenue (generally one-third to three times our revenue), market capitalization of less than $1 billion and public companies within select industry segments headquartered in a similar region of North America. For companies in the direct selling industry, more flexibility was provided to the factors utilized for inclusion as a peer company, whereas for companies outside of the direct selling industry, revenue and market capitalization were emphasized.
Following a review of our peer group and based upon the recommendation of Meridian, two companies were added and four companies were removed to the FY2020 Peer Group to create the FY2021 Peer Group. Muscle Pharm, Natural Health Trends and US Auto were removed due to 3 years of negative growth and operating at a loss. Nutrisystem was removed as it was acquired by Trinity Health in March 2019. Celsius Holdings and Jamieson Wellness were added as both have similar product offerings and are within the targeted revenue range.
The compensation committee used data from our FY2021 Peer Group companies and the Radford Global Life Sciences Survey (together, the “Peer Group Data”) to help ensure that the compensation of our NEOs was competitive and that its decisions were appropriate. The compensation committee generally believes that the total target compensation of our CEO and Chief Financial Officer (whom we refer to as our "CFO") should be set within a range of plus or minus 20% of the 50th percentile of each of the base salary and the total direct compensation of persons in reasonably similar positions at companies utilizing a blend of our FY2021 Peer Group and the Radford Global Life Sciences Survey. For our other NEOs, the same total target compensation and total direct compensation ranges are applicable; however, the compensation committee utilizes data solely from the Radford Global Life Sciences Survey for such determinations because functional proxy data is limited for such roles.
Fiscal 2021 Vote on Executive Compensation

At our fiscal 2021 Annual Meeting of Stockholders held in November 2020, our stockholders were provided an opportunity to cast an advisory vote on the compensation of our named executive officers, as described in the proxy statement for the fiscal 2021 Annual Meeting of Stockholders. Greater than 81.02% of stockholders’ votes were cast in favor of the compensation of our NEOs. Our fiscal 2021 annual incentive plan was adjusted by the compensation committee to include additional performance metrics (distributor and customer enrollment, distributor and customer retention, and average revenue per account) to revenue and EBITDA in response to the lower advisory vote on executive compensation in fiscal year 2020. For further detail of the revisions to our annual incentive plan, see “Short-Term Incentive Plans” below.
After our fiscal 2021 Annual Meeting of Stockholders, we started a stockholder outreach program to solicit feedback from our stockholders. We periodically reached out to stockholders for their feedback and, to date, we have received no significant concerns from our stockholders. We intend to continue these stockholder outreach efforts in the future.

We also conducted an advisory vote of our stockholders at our fiscal 2019 Annual Meeting of Stockholders to determine the frequency at which we conduct the advisory vote on the compensation of our executive officers, with over 58% of our stockholders voting in favor of conducting such vote every year. Accordingly, we now intend to conduct an advisory vote on the compensation of our named executive officers every year and such vote is included with these proxy materials as Proposal 2.
Compensation Risk Analysis
The compensation committee annually reviews our executive compensation program, including our compensation-related risk profile, to ensure that our compensation-related risks are not likely to have a material adverse effect on our company. The compensation committee does not believe our executive compensation program encourages excessive or inappropriate risk taking. The base salary portion of compensation is designed to provide a steady income regardless of our stock price performance, so that our NEOs do not feel pressured to focus exclusively on stock price performance to the detriment of other important aspects of our business. Our long-term incentive awards have been structured to provide longer term incentives that correlate with revenue growth. As a result, the compensation committee believes our executive compensation program strikes a balance between providing fixed compensation and appropriate long-term incentives, such that our NEOs are not encouraged to take unnecessary or excessive risks.
PART II. COMPENSATION COMPONENTS
The three components of our executive compensation program are base salary, annual or short-term incentives and long-term incentives in the form of equity-based awards. While no specific formula is used to determine the allocation of a NEO's total annual compensation among these three components, we strive to achieve market competitive pay from an overall compensation perspective. An underlying principle in each of the compensation components is that the compensation of our executives should correlate with their level of performance. In addition, the compensation committee has not established any formal policies or guidelines for allocating compensation between cash and non-cash compensation.
Base Salary
Base salary is the primary fixed component of our executive compensation program. We believe that base salaries should provide a fixed level of competitive compensation to help us attract and retain strong executive talent and compensate executives for services rendered during the fiscal year.
For newly hired executives, the compensation committee determines base salary on a case-by-case basis by evaluating a number of factors, including the executive's qualifications and experience, the competitive recruiting environment for his or her services, the executive's anticipated role and responsibilities with our company, internal pay equity, and comparisons to the Peer Group Data for compensation levels of comparable executives at other companies.
How Our CEO's Base Salary is Determined
Under the compensation committee's charter, each year the compensation committee reviews and recommends to the board of directors the corporate goals and objectives with respect to our CEO's compensation, including base salary. The compensation committee evaluates the CEO's performance in light of the established corporate goals and objectives and whether our CEO's compensation falls within a range of plus or minus 20% of the 50th percentile of the compensation of other CEOs based on our Peer Group Data. Based on such evaluation, the compensation committee recommends our CEO's compensation, including base salary, to the independent members of the board of directors for their approval. The independent members of the board of directors collectively have the discretion to set our CEO's base salary. Our CEO is not present during the portion of any meeting of the compensation committee or board of directors during which it votes on or deliberates regarding the compensation of our CEO.
Our former CEO, Mr. Jensen, joined our company in May 2015 at which time his salary was set at $550,000 and which fell within a range of plus or minus 20% of the 50th percentile of base salaries of other CEOs in our fiscal 2015 peer group. Mr.

Jensen’s base salary continued to fall within a range of plus or minus 20% of the 50th percentile of our Peer Group Data since then, and the compensation committee did not recommend an increase to Mr. Jensen’s base salary since it was initially set at the time of his hiring.
Our current CEO, Mr. Fife, joined our company as our CFO in March 2017, was appointed Interim CEO in September 2020 following Mr. Jensen's departure, and President and CEO on February 1, 2021. Currently he continues to also serve as our CFO, while we conduct a search for a new CFO. While serving in the Interim CEO role, Mr. Fife did not receive an increase to his then current CFO base salary of $375,000 but was paid an additional $20,000 per month for the time he served in the Interim CEO role. When Mr. Fife accepted the President and CEO role in February 2021, his salary was increased to $500,000 so as to more closely align his base salary with our Peer Group Data and targeted compensation range. The additional monthly pay for his Interim CEO role was also discontinued at that time. Following the increase to his base salary, Mr. Fife’s base salary fell within a range of plus or minus 20% of the 50th percentile of base salaries of other CEOs in our FY2021 Peer Group.
How Our Other NEOs' Base Salaries are Determined
At least annually, the compensation committee reviews our performance evaluation process and compensation structure for our executive officers, including our NEOs. Among other things, the compensation committee compares the compensation of our executive officers against data derived from an analysis of similar executive officers using our Peer Group Data and reviews each executive officer's performance with our CEO. Following its evaluation and review, the compensation committee recommends to our board of directors the base salary of each executive officer, other than our CEO. In making such recommendations, the compensation committee considers proposals and recommendations of our CEO. The base salaries of our executive officers, including our NEOs other than our CEO, are established by our board of directors after taking into account the recommendation of the compensation committee. See “PART I. COMPENSATION PRINCIPLES AND PROCESSES-Compensation Committee.”
Similar to the base salary of our CEO, we believe that the base salary of our other NEOs should be competitive with the base salary ranges for persons in similar positions at other companies as determined by utilizing our Peer Group Data and generally should be set within a range of plus or minus 20% of the 50th percentile of the base salaries of such persons. The base salaries of our other NEOs are initially determined at the time of hire and then reviewed on an annual basis.
In September 2020, the compensation committee reviewed the annual base salaries of our NEOs compared to the Peer Group Data and determined that salaries for our NEOs fell within the competitive range of plus or minus 20% of the 50th percentile of base salaries of the peer group data. Upon recommendation of Mr. Fife and due to the reorganization of responsibilities on the executive team, in September 2020, Mr. Rose’s title was changed to Chief Sales and Marketing Officer and he was given an increase in his annual base pay from $350,000 to $375,000 which fell within a range of plus or minus 20% of the 50th percentile of base salaries of other similarly situated executives in our FY2021 Peer Group.
Our CEO recommended a base salary for Ms. Neufeld of $320,000 when she was hired as General Counsel in March 2021 and Mr. Cooley of $310,000 when he was hired as COO in May 2021 and both fell within the competitive range of plus or minus 20% of the 50th percentile of base salaries of our FY2021 Peer Group.
Short-Term Incentive Plans
The second material component of our NEOs' compensation is the opportunity to earn incentives under one of our annual incentive plans. Generally, we believe annual incentives should:
•Reward the NEOs for company performance;
•Encourage effective short-term performance while balancing long-term focus;
•Provide a significant portion of total compensation opportunity that is at risk; and
•Be externally competitive and internally equitable.
In June 2020, our compensation committee adopted our fiscal 2021 annual incentive plan (the “FY2021 Annual Incentive Plan”). The FY2021 Annual Incentive Plan is intended to reward certain full-time employees who were selected by the compensation committee for participation in the plan for our achievement of specified corporate goals. All of our NEOs other than Messrs. Cooley, Jensen, McMurray and Wach were eligible to participate in the FY2021 Annual Incentive Plan based on achievement of specified performance goals. Messrs. Jensen, McMurray and Wach did not meet the eligibility requirements to participate in the plan based on their terminations of employment prior to the end of the fiscal year. Additionally, Mr. Cooley commenced employment at the end of fiscal 2021, and was therefore not eligible to participate for such fiscal year, but will be eligible to participate in future fiscal years.
FY2021 Annual Incentive Plan

Under the terms of the FY2021 Annual Incentive Plan, our current NEOs were eligible to receive a cash bonus if we met certain corporate goals. Target bonus amounts for our NEOs are established as a percentage of their annual base salary. Mr. Fife’s target bonus was 50% for the first 2 months of the fiscal year and 70% for the remaining 10 months of the fiscal year. Mr. Rose’s target bonus was 50% and Ms. Neufeld’s target bonus was 40% (prorated for service during the fiscal year). Mr. Cooley was not eligible as he was hired in the fourth quarter of the fiscal year.
For fiscal 2021, our NEOs were eligible to receive a cash bonus based solely on our achievement of financial performance goals, with an Adjusted EBITDA goal comprising 40% of the target bonus, a revenue goal comprising 30% of the target bonus, and score card metrics for the remaining 30% of the target bonus. The score card metrics consist of a customer and distributor enrollment target comprising 10%, a customer and distributor retention target comprising 10% and an average revenue per account ("ARPA") target comprising the remaining 10%. The annual incentive plan for fiscal 2021 for our general employee population had the same structure and targets as those applicable to our NEOs. The enrollment and retention targets were measured quarterly for payment and reconciled at year end. Performance bonus payouts scale between the levels indicated in the tables below, with linear interpolation between points. The compensation committee was given the authority to adjust targets mid-year due to unanticipated COVID19 impact. The compensation committee did make an adjustment to the enrollment target midyear due to our inability to launch a new market due to COVID19 border closures. The applicable revenue and Adjusted EBITDA targets, along with threshold and maximum amounts payable for such goals, were as follows:

Quarterly Enrollment - 10%
	Fiscal Year 2021 - Q1	Bonus Percentage Payout
Threshold	29,713	50%
Target	37,175	100%
	Fiscal Year 2021 - Q2
Threshold	29,173	50%
Target	37,175	100%
	Fiscal Year 2021 - Q3
Threshold	40,897	50%
Target	43,990	100%
	Fiscal Year 2021 - Q4
Threshold	40,897	50%
Target	43,990	100%

Quarterly Retention - 10%
	Fiscal Year 2021 - Q1	Bonus Percentage Payout
Target	(7.6)%	100%
	Fiscal Year 2021 - Q2
Target	(7.6)%	100%
	Fiscal Year 2021 - Q3
Target	(7.6)%	100%
	Fiscal Year 2021 - Q4
Target	(7.6)%	100%

Annual ARPA - 10%
	Fiscal Year 2021	Bonus Percentage Payout
Threshold	$122	50%
Target	$125	100%
Maximum	$134	200%

Annual Revenue - 30%
	Fiscal Year 2021 $000s	Bonus Percentage Payout
Threshold	$239,600	50%
Target	$246,600	100%
Maximum	$260,500	200%

Adjusted EBITDA - 40%
	Fiscal Year 2021 $000s	Bonus Percentage Payout
Threshold	$24,200	50%
Target	$26,200	100%
Maximum		200%
While the enrollment target was adjusted mid-year due to the unanticipated COVID-19 impact, the change did not impact payout for the enrollment portion of the scorecard. For Adjusted EBITDA, each dollar achieved above threshold performance (with no maximum) results in $0.30 of funding for an employee bonus plan pool, with such pool then allocated proportionately to each employee (including the NEOs). Eligible NEOs receive their proportionate share of above threshold Adjusted EBITDA using the same methodology as other employees. We believe this allocation method balances the interests of our stockholders with those of our employees.
Following the end of each fiscal 2021 quarter, our compensation committee determined the achievement of the quarterly enrollment and retention targets and the applicable payout to each of our NEOs, as follows:

Applicable Quarter	Target	Actual Achievement	Bonus Payout Level
Q1 Enrollment	37,175	26,097	0%
Q1 Retention	(7.6)%	(7.9)%	0%
Q2 Enrollment	37,175	31,337	0%
Q2 Retention	(7.6)%	(8.2)%	0%
Q3 Enrollment	40,897	28,406	0%
Q3 Retention	(7.6)%	(7.7)%	0%
Q4 Enrollment	40,897	31,320	0%
Q4 Retention	(7.6)%	(8.2)%	0%
Full Fiscal Year Enrollment	144,000	118,160	0%
Full Fiscal Year Retention	(7.6)%	(7.9)%	0%
Following the end of fiscal 2021, it was determined that our fiscal 2021 revenue was $220,169,975, resulting in achievement of the annual revenue target at 0%. Further, it was determined that our fiscal 2021 Adjusted EBITDA was $24,899,465, resulting in achievement of the Adjusted EBITDA target at 66.7%. It was determined that our fiscal 2021 enrollment accomplishment was 118,160 resulting in achievement of the enrollment scorecard target at 0%. It was determined that our fiscal 2021 retention accomplishment was -7.9% resulting in achievement of the retention scorecard metric at 0%. ARPA was $127 resulting in achievement of the ARPA target at 141%. ARPA was the only scorecard metric resulting in achievement. As a result, the combined achievement resulted in bonus payouts at 42.04% for our NEOs, as allocated between revenue, Adjusted EBITDA and Scorecard (ARPA) in the below chart:

NEO	Target Bonus	Revenue Bonus Earned	Adjusted EBITDA Bonus Earned	Scorecard Earned	Total Bonus Earned
Steven R. Fife	$322,917	$—	$89,464	$46,146	$135,610
Matthew Cooley	$—	$—	$—	$—	$—
Alissa Neufeld	$32,000	$—	$8,866	$4,573	$13,439
Justin Rose	$187,500	$—	$51,946	$26,795	$78,741
Incentive Awards for our Former CEO
Pursuant to an amended and restated employment agreement entered into with Mr. Jensen in January 2019, and as described in further detail below in “Part III - Other Matters - Employment Agreements,” Mr. Jensen was eligible to receive an annual award based on net revenue, in an amount equal to 2% of the increase in net revenue achieved for the applicable fiscal year relative to that prior fiscal year in which our net revenue achievement was the greatest (the “Net Revenue Increase Award”). The Net Revenue Increase Award was subject to a reduction feature if our overall gross profit margin for a fiscal year fell below the overall gross profit margin for the prior fiscal year, which is a 25% reduction in the Net Revenue Increase Award for each 10% reduction in overall gross profit margin, with straight line interpolation applied to any decline in overall gross margin of other than 10%.
In the first quarter of fiscal 2021, our compensation committee determined that Mr. Jensen was eligible to receive a Net Revenue Increase Award of $139,140 as the net revenues for fiscal 2020 were greater than fiscal 2019. Mr. Jensen’s earned Net Revenue Increase Award was settled by the grant of 10,303 RSUs to him.
Mr. Jensen was not eligible to receive a Net Revenue Increase Award in fiscal 2021.
Long-Term Incentive Plan
The third material component of our NEOs’ compensation includes awards granted under our equity incentive plan. Equity awards are granted pursuant to the 2017 Long-Term Incentive Plan, or 2017 LTIP. Historically, we have not granted long-term incentive awards as compensation for past performance, and instead believe that long-term incentive awards should:
•align NEOs’ incentives directly with stockholder value;
•encourage performance that increases long-term stockholder return;
•serve as a retention tool; and
•give NEOs a meaningful equity stake in our business.
The awards granted to our NEOs historically have consisted of stock options or RSUs and PRSUs, in each case subject to time-based vesting and performance and time-based vesting for PRSUs. New hire awards are usually granted to executive officers at the time employment commences, and such awards typically vest in installments over a three-year period beginning on the one-year anniversary of the commencement of employment. The compensation committee approves all equity awards to our employees, including awards to our executive officers, with vesting occurring no earlier than the one-year anniversary of the date of grant of the award.
Fiscal 2020 Equity Awards
In December 2019, Messrs. Fife, Rose, Jensen and McMurray were granted RSUs, with 50% of the award in the form of time-based RSUs vesting over three years of service with us, and 50% of the award (at-target) in the form of PRSUs tied to our fiscal 2020 revenue (such time-based RSUs and the PRSUs, the “Fiscal 2020 Equity Awards”). The time-based RSUs are eligible to vest as to 5/12th of the total RSUs on the one-year anniversary of the date of grant, with quarterly vesting thereafter, subject to continued service with our company. The PRSUs that become eligible to vest based on achievement of the revenue target are also subject to a service-based requirement over the same three-year period as the time-based RSUs.
In August 2020, the compensation committee determined that achievement of the PRSUs was at 50.99% of target. The following table reflects the time-based RSUs and PRSUs (at-target) granted to our NEOs in fiscal 2020, as well as the number of PRSUs that became eligible to vest based on the compensation committee’s assessment of performance for fiscal 2020:

NEO	Number of Time-Based RSUs	PRSUs Granted (at Target)	PRSUs Eligible to Vest Based on Performance
Steven R. Fife	15,489	15,489	7,898
Justin Rose	5,051	5,051	2,576
Darren J. Jensen	26,937	26,937	13,735
Kevin McMurray	4,546	4,546	2,318

Fiscal 2021 Equity Awards
In August 2020, Messrs. Fife, Rose, Jensen, McMurray and Wach were granted RSUs with 50% of the award in the form of time-based RSUs vesting over three years of service with us, and 50% of the awards (at-target) in the form of PRSUs tied to our fiscal 2021 revenue (such time-based RSUs and PRSUs, the “Fiscal 2021 Equity Awards”). The target amount of the RSUs was determined considering the Peer Group Data for each position as well as the NEO's performance in the prior fiscal year. The target value of the award to each NEO fell within plus or minus 20% of the 50th percentile of the applicable Peer Group Data. The time-based RSUs are eligible to vest as to 5/12th of the total RSUs on the one year anniversary of the date of grant, with quarterly vesting thereafter, subject to continued service with our company. The PRSUs that become eligible to vest based on achievement of the revenue target are also subject to a service-based requirement over the same three year time period as the time-based RSUs. The revenue target and performance levels for the PRSUs were set as follows (with linear interpolation between each metric):

FY 2021 Revenue	% of Target Number of PRSUs Eligible to Vest
Less than $239,900,000	0%
$239,900,000	50%
$246,600,000	100%
$260,900,000	200%

In August 2021, the compensation committee determined that achievement of the PRSUs was at 0% of target, due to our failure to achieve the minimum revenue metric. The following table reflects the time-based RSUs and PRSUs (at-target) granted to our NEOs in fiscal 2021, as well as the number of PRSUs that became eligible to vest based on the compensation committee’s assessment of performance for fiscal 2021:

NEO	Number of Time-Based RSUs	PRSUs Granted (at Target)	PRSUs Eligible to Vest Based on Performance
Steven R. Fife	15,637	15,637
Justin Rose	4,673	4,673	0
Kevin McMurray	4,320(1)	4,320	0
Chuck Wach	4,320(1)	4,320	0

(1) The Fiscal 2021 Equity Awards were forfeited by Messrs. McMurray and Wach when their employment with us terminated.

Due to the changes in our leadership team and expansion of their roles, our compensation committee approved the grant of one-time equity awards to Messrs. Fife and Rose in September 2020 (the “FY 2021 Promotional Grants”). The FY 2021 Promotional Grants are subject solely to time-based vesting over three years of service with us, with one-third of the RSUs vesting on the one-year anniversary of the date of grant and the remaining RSUs vesting in equal quarterly installments over the following two years. The FY 2021 Promotional Grants are as follows:

FY 2021 Promotional Grants
Steven R. Fife	30,000
Justin Rose	16,880
Additionally, both Ms. Neufeld and Mr. Cooley were granted equity awards in fiscal 2021 in connection with their commencement of employment with us (the “FY 2021 New Hire Awards”). The FY 2021 New Hire Awards are subject solely to time-based vesting over three years of service with us, with one-third of the RSUs vesting on each annual anniversary of the date of grant. The FY 2021 New Hire Awards are as follows:

FY 2021 New Hire Awards
Alissa Neufeld	30,000
Matthew Cooley	30,000

Other Components
As a general matter, subject only to limited exceptions, we do not provide perquisites or benefits to our NEOs on a basis that is different from other eligible employees, and such perquisites or benefits represent only a minor portion of the total compensation of the NEOs. We maintain health, dental, long term and short-term disability, and vision insurance plans for the benefit of all eligible employees, including our NEOs; provided, however, that for our NEOs we pay for a higher level of health coverage, while our other eligible employees are provided only basic company-paid coverage under our health plan. We also provide wealth accumulation benefits to eligible employees, including our NEOs, in the form of a 401(k) savings plan. These benefit programs are offered on the same basis to all employees, including our NEOs.
PART III. OTHER MATTERS
Employment Agreements
We entered into an employment agreement with Mr. Jensen, our former CEO, which was amended and restated in January 2019 to restructure his compensation arrangements. The amendment and restatement to the employment agreement with Mr. Jensen amended the revenue-based incentive awards that he was eligible to receive under his prior employment agreement, by replacing the product line awards with a single net revenue-based annual award, and permitting us to satisfy our obligations to Mr. Jensen under his revenue-based incentive awards by granting him RSUs with a grant date value equal to 105% of the earned value of the incentive awards, as further described above in “Incentive Awards for our Former CEO.” Our employment agreement with Mr. Jensen terminated on September 3, 2020 upon his resignation from employment with our company. Pursuant to the amendment and restatement of his employment agreement, Mr. Jensen had agreed to provide up to 12 months of continued consulting services to us following his resignation and he was eligible for severance benefits as set forth below in “Employment and Severance Agreements.”
Severance Agreements
Our other NEOs are entitled or, prior to their termination of employment with us, were entitled, to certain severance benefits under key executive benefits package contracts which are described below in “Employment and Severance Agreements.”
Change in Control Policy
In February 2019, our board of directors approved a policy that provides, with respect to all outstanding unvested stock awards and, until changed by our board or our compensation committee, future-granted stock awards, for vesting acceleration such that, upon a change in control of our company and a subsequent termination of the award holder’s employment within 12 months thereafter either by our company or its successor without cause or upon the award holder’s resignation for good reason, vesting credit will be deemed achieved as follows: (1) with respect to awards with service-based vesting, as to 100% of the then-unvested awards effective upon the employment termination date, and (2) with respect to awards with performance-based vesting conditions, the attainment of all performance conditions shall be deemed to be at the greater of the target level of achievement or the actual level of achievement, measured as of either the end of the applicable performance period or the effective date of the change in control, as applicable.
Equity Ownership Policy
Our equity ownership policy, which was amended and restated by our board of directors in November 2020, requires certain of our executive officers to own a minimum number of shares of our common stock. Our equity ownership policy requires (i) our CEO to hold a number of shares of our common stock having a value equal to or greater than five times (5x) his or her annual base salary, (ii) each of our officers above the level of Senior Vice President to hold a number of shares of our common stock having a value equal to or greater than two times (2x) his or her annual base salary, and (iii) each of our officers at the level of Senior Vice President to hold a number of shares of our common stock having a value equal to or greater than one times (1x) his or her annual base salary. Such ownership targets will be measured on a quarterly basis as of the last date of each fiscal quarter (i.e., March 31, June 30, September 30 and December 31 of each year). Each employee subject to our equity ownership policy has five years from the time he or she becomes subject to the equity ownership policy to meet his or her required level of equity ownership. Each of our NEOs is subject to the equity ownership policy and as of June 30, 2021, each of our currently employed NEOs was in compliance with the equity ownership policy.

Until such time as each employee subject to our equity ownership policy obtains and thereafter continues to meet the ownership targets, such employee is required to retain direct ownership of all of the “net shares” of our common stock he or she receives as a result of the exercise, vesting or payment of equity awards. In addition, at all times and whether or not an employee subject to our equity ownership policy has achieved and otherwise maintains ownership of shares of our common stock representing at least his or her ownership target, such employee is required to retain direct ownership for a period of at least one year of 100% of the “net shares” received as the result of the exercise, vesting or payment of any equity awards granted to such employee. “Net shares” means those shares that remain after shares are sold or withheld, as the case may be, solely to (i) pay any applicable exercise price for an equity award (e.g., stock options, stock appreciation rights) or (ii) satisfy any tax obligations, including withholding taxes, arising in connection with the exercise, vesting or payment of an equity award. The audit committee has full power and authority to administer and interpret our equity ownership policy and may grant exceptions based on economic hardship or other showing of good cause.

Recoupment Policy

In November 2020, at the recommendation of our compensation committee, our board of directors adopted a recoupment policy that applies to executive officers and covers all incentive compensation (both cash and equity compensation) received after the date the policy was adopted. The policy applies in the event our financial results are restated as a result of material non-compliance with financial reporting requirements under the federal securities laws and provides our board of directors with broad discretion as to what actions may be taken based on circumstances leading to the restatement, including recovery of incentive compensation received by an executive officer in excess of what the executive officer would have been paid under the restatement.
Tax and Accounting Considerations
In fiscal 2021, while the compensation committee generally considered the financial accounting and tax implications of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our NEOs during such fiscal year.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The current members of the compensation committee are Messrs. Beindorff, Greer and Hegde, with Mr. Beindorff serving as chair. Our board of directors has determined that all three members of the compensation committee qualify as "independent" under NASDAQ Rules. There are no interlocking relationships between any of our executive officers and compensation committee members, on the one hand, and the executive officers and compensation committee members of any other companies, on the other hand, nor have any such interlocking relationships existed in the past.
Compensation Committee Report
The following report has been submitted by the compensation committee of our board of directors:
The compensation committee has reviewed and discussed our Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement for our fiscal year 2022 Annual Meeting of Stockholders, which is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended June 30, 2021, each as filed with the Securities and Exchange Commission.

The Compensation Committee

Michael Beindorff, Chair
Raymond B. Greer
Vinayak R. Hegde
The preceding “Compensation Committee Report” shall not be deemed soliciting material or filed with the SEC, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the company specifically incorporates it by reference into such filing.

SUMMARY COMPENSATION TABLE
The following table sets forth the compensation of our NEOs for the fiscal years ended June 30, 2021, 2020 and 2019. The primary components of each NEO's compensation are also described in our “Compensation Discussion and Analysis,” above.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Plan Compensation(2)	All Other Compensation ($)		Total ($)
Steven R. Fife, President,	2021	547,083	—	902,062	—	135,610	26,016	(3)	1,610,771
Chief Executive Officer and	2020	366,750	—	470,866	—	205,846	25,442		1,068,904
Chief Financial Officer	2019	346,875	30,000	863,516	—	277,568	30,208		1,548,167
Matthew Cooley, Chief Operating Officer	2021	20,070	—	244,200	—	—	2,926	(4)	267,196
Alissa Neufeld, General Counsel and Corporate Secretary	2021	67,897	—	262,800	—	13,439	5,044	(5)	349,180
Justin Rose, Chief Sales Officer	2021	370,833	—	387,346	—	78,741	29,490	(6)	866,410
	2020	355,000	—	153,550	—	194,876	31,121		734,547
	2019	349,375	10,000	468,348	—	275,125	29,231		1,132,079
Darren J. Jensen, Former	2021	120,929	—	10,975	—	—	169,337	(7)	301,241
President and Chief Executive	2020	550,000	139,140	818,884	—	495,128	34,519		2,037,671
Officer	2019	550,000	455,096	3,282,202	—	701,315	36,884		5,025,497
Kevin McMurray, Former	2021	251,250	—	125,885	—	—	53,138	(8)	430,273
General Counsel	2020	335,000	—	138,198	—	183,889	21,056		678,143
	2019	335,000	—	426,226	—	260,463	21,976		1,043,665
Charles Wach, Former Chief Operating Officer	2021	299,487	—	176,120	—	—	37,981	(9)	513,588
(1)The amounts in these columns represent the aggregate grant date fair value of stock awards and option awards granted to the NEO in the applicable fiscal year under our 2017 Long-Term Incentive Plan (the “2017 LTIP”) and computed in accordance with FASB ASC Topic 718. See Note 9 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on August 19, 2021 for a discussion of all assumptions that we made in determining the grant date fair values of such awards. In accordance with SEC rules, the grant date fair value of any award subject to a performance condition is based on the probable outcome of the performance conditions. In fiscal 2021, each NEO other than Mr. Jensen was granted service-based RSUs and Messrs. Fife, Rose, McMurray and Wach were granted performance-based RSUs, as described in greater detail in “Compensation Discussion and Analysis - Part II - Compensation Components - Long-Term Incentive Plan” above. The grant date fair value of the performance-based RSUs included in the “stock awards” column above assumes the RSUs will become eligible to vest at 100% of their target level, which we determined was the probable outcome for the awards at the time of grant. The grant date fair value of the performance-based RSUs granted in fiscal 2021 assuming achievement at the maximum level of 200% is as follows: Mr. Fife - $455,662; Mr. Rose - $136,171; Mr. McMurray - $125,885; and Mr. Wach - $125,885. Mr. Jensen was also granted RSUs in settlement of his fiscal year 2020 net revenue award; however, because the amount was previously included in the table for fiscal 2020 with respect to the bonus, the amount included in this column for Mr. Jensen represents only the portion by which the grant date fair value of the RSU award exceeded the bonus reported in fiscal 2020.
(2)The amounts in this column reflect cash bonus awards earned by the NEOs under one of our cash incentive plans.
(3)Reflects reimbursements Mr. Fife received for travel, including $4,691 in travel by his spouse, $358 for a cash holiday gift, $10,967 in health insurance benefits, and $10,000 in 401(k) matching contributions
(4)Reflects amount paid on behalf of Mr. Cooley for health and insurance benefits.
(5)Reflects amount paid on behalf of Ms. Neufeld for health and insurance benefits.
(6)Reflects reimbursements Mr. Rose received for travel, including $4,320 in travel by his spouse, $358 for a cash holiday gift, $15,651 in health insurance benefits, and $9,250 in 401(k) matching contributions.
(7)Reflects $160,417 in severance pay, $8,232 in health insurance benefits and $688 in 401(k) matching contributions paid on Mr. Jensen’s behalf.
(8)Reflects $40,550 in severance pay, $733 in reimbursements Mr. McMurray received for travel, including travel by his spouse, $258 for a cash holiday gift and $14,105 in health insurance benefits.

(9)Reflects $13,333 in severance pay, $2,000 in reimbursements Mr. Wach received for travel by his spouse, $358 for a cash holiday gift, $14,105 in health insurance benefits, and $8,185 in 401(k) matching contributions
Salary, Bonus and Non-Equity Incentive Plan Compensation in Proportion to Total Compensation
The amount of salary, bonus and non-equity incentive plan compensation awarded to, earned by, or paid to our NEOs for fiscal 2021 in proportion to the total compensation reported for each NEO for the fiscal year ranged from 8% in the case of Mr. Cooley to 58% in the case of Messrs. McMurray and Wach.

GRANTS OF PLAN-BASED AWARDS
The following table sets forth information concerning the grants of non-equity incentive and equity incentive plan awards to our NEOs in fiscal 2021. Non-equity incentive plan awards are provided under our fiscal 2021 Annual Incentive Plan, or AIP. Equity incentive awards are provided under our 2017 LTIP. These non-equity and equity incentive plan awards are also described in “Compensation Discussion and Analysis-Part II-Compensation Components-Short-Term Incentive Plans” and “Compensation Discussion and Analysis-Part II-Compensation Components-Annual Incentive Plan-Long-Term Incentive Plan.”

Name	Award Type (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)		Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares or Units (#)	Grant Date Fair Value of Stock Awards ($)(4)
			Threshold ($)	Target (#)	Threshold (#)	Target (#)	Maximum (#)
Steven R. Fife	RSU	8/28/2020	—	—	—	—	—	15,637	277,831
	PRSU	8/28/2020	—	—	7,819	15,637	31,274	—	277,831
	RSU	9/3/2020	—	—	—	—	—	30,000	446,400
	AIP	n/a	8,073	322,917	—	—	—	—	—
Matthew Cooley	RSU	5/24/2021	—	—	—	—	—	30,000	244,200
	AIP	12/5/2019	—	—	—	—	—	—	—
Alissa Neufeld	RSU	4/26/21	—	—	—	—	—	30,000	262,800
	AIP	n/a	1,067	42,667	—	—	—	—	—
Justin Rose	RSU	8/28/2020	—	—	—	—	—	4,673	68,086
	PRSU	8/28/2020	—	—	2,377	4,673	9,346	—	68,086
	RSU	9/3/2020	—	—	—	—	—	16,880	251,174
	AIP	n/a	4,688	187,500	—	—	—	—	—
Darren J. Jensen	RSU	8/28/2020	—	—	—	—	—	10,303	150,115
	AIP	n/a	11,275	451,000	—	—	—	—	—
Kevin McMurray	RSU	8/28/2020	—	—	—	—	—	4,564	62,942
	PRSU	8/28/2020	—	—	2,273	4,546	10,456	—	62,942
	AIP	n/a	4,188	167,500	—	—	—	—	—
Charles Wach	RSU	8/28/2020	—	—	—	—	—	4,320	62,942
	PRSU	8/28/2020	—	—	2,160	4,320	8,640	—	62,942
	RSU	9/3/2020	—	—	—	—	—	3,376	50,235
	AIP	n/a	4,000	160,000	—	—	—	—	—
(1)“AIP” denotes that the award was made pursuant to our fiscal 2021 annual incentive plan. “RSU” denotes an award of restricted stock units that was made pursuant to our 2017 LTIP. “PRSU” denotes an award of performance restricted stock units that was made pursuant to our 2017 LTIP.
(2)The annual incentive plan (AIP) is a cash incentive plan that pays awards for performance. See our “Compensation Discussion and Analysis-Part II-Compensation Components-Cash Incentive Plans” for a detailed description of annual incentive plan awards. The amounts reported in the Threshold column reflect the lowest payout possible under the AIP, which would have been attributable to achievement at the minimum level of one fiscal quarter of one component of our scorecard goals. The amounts reported in the Target column reflect the at-target potential payout if our scorecard, revenue and Adjusted EBITDA for the fiscal year were at target. The revenue component of the FY2021 Annual Incentive Plan has a maximum payout of 200% of target; however, there is no maximum payout with respect to the Adjusted EBITDA component, and as a result, no maximum is included in the table above with respect to the FY2021 Annual Incentive Plan. Our FY2021 Annual Incentive Plan is discussed in greater detail in “Compensation Discussion and Analysis-Part II-Compensation Components-Short-Term Incentive Plans." Target bonus amounts for each NEO are based on a percentage of the NEO’s base salary at the end of the fiscal year.
(3)Each of our NEOs was granted PRSUs, the vesting of which is related to our fiscal 2021 revenue growth, as discussed in greater detail in “Compensation Discussion and Analysis-Part II-Compensation Components-Long-Term Incentive Plan.” The number of PRSUs reflected in the table above as the “threshold,” “target” and “maximum” amounts represent the number of PRSUs that will be eligible to vest if, following the performance period, the NEO achieves the service-based component of the PRSU award.

(4)The amounts in this column reflect the aggregate grant date fair value of stock awards granted to the NEO computed in accordance with FASB ASC Topic 718 and as described in Footnote 1 to the “Summary Compensation Table,” above. For the PRSUs, the grant date fair value assumes such PRSUs will vest at 100%, which we determined was the probable outcome for the awards at the time of grant. The grant date fair value of the PRSUs assuming achievement at the maximum level (200%) is set forth in footnote 1 to the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth information concerning all stock options, restricted stock awards (“RSAs”), restricted stock units ("RSUs") and performance-based restricted stock units (“PRSUs”) held by our NEOs as of June 30, 2021. Messrs. Jensen, Wach and McMurray did not have any outstanding equity awards as of June 30, 2021.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Steven R. Fife	44,000	—	(2)	4.44	2/2/2028	—		—
	—	—		—	—	1,213	(3)	8,916
	—	—		—	—	1,963	(4)	14,428
	—	—		—	—	500	(5)	3,675
	—	—		—	—	809	(6)	5,946
	—	—		—	—	6,454	(7)	47,437
	—	—		—	—	3,294	(8)	24,211
	—	—		—	—	15,637	(9)	114,932
	—	—		—	—	30,000	(10)	220,500
Matthew Cooley	—	—		—	—	30,000	(11)	220,500
Alissa Neufeld	—	—		—	—	30,000	(12)	220,500
Justin Rose	39,500	—	(2)	4.44	2/2/2028	—		—
	—	—		—	—	727	(3)	5,343
	—	—		—	—	1,177	(4)	8,651
	—	—		—	—	2,105	(7)	15,472
	—	—		—	—	1,075	(8)	7,901
	—	—		—	—	4,673	(9)	34,347
	—	—		—	—	16,880	(13)	124,068
(1)Computed in accordance with SEC rules as the number of unvested RSAs and RSUs multiplied by the closing market price of our common stock at the end of the 2021 fiscal year, which was $7.35 on June 30, 2021 (the last business day of the 2021 fiscal year). The actual value (if any) to be realized by the NEO depends on whether the shares vest and the future performance of our common stock.
(2)These options were granted on February 2, 2018 and are fully vested.
(3)These RSUs were granted to Mr. Fife on November 15, 2018. 5/12th of the RSUs vest on the one-year anniversary of the date of grant, with quarterly vesting thereafter, subject to their continued service through each such date. The RSUs included in the table above vested on July 1, 2021.
(4)These PRSUs were granted to Mr. Fife and Mr. Rose on November 15, 2018. The PRSUs included in the table above vested on July 1, 2021
(5)These RSUs were granted to Mr. Fife on February 1, 2019. The RSUs included in the table above vested on July 1, 2021.
(6)These PRSUs were granted to Mr. Fife on February 1, 2019. The PRSUs included in the table above vested on July 1, 2021.
(7)These RSUs were granted to Mr. Fife and Mr. Rose on December 5, 2019. 5/12th of the RSUs vested on the one-year anniversary of the date of grant, with quarterly vesting thereafter, subject to the NEO’s continued service through each such date.
(8)These PRSUs were granted to Mr. Fife and Mr. Rose on December 5, 2019. The number of PRSUs eligible to vest was originally subject to our achievement of the specified revenue target for fiscal 2020, with the number of PRSUs in the table above reflecting actual achievement at 50.99% of the target level. 5/12th of the PRSUs vested on the one-year anniversary of the date of grant, with quarterly vesting thereafter, subject to the NEO’s continued service through each such date.

(9)These RSUs were granted to Mr. Fife and Mr. Rose on August 28, 2020. 1/3rd of the RSUs vested on the one year anniversary of the date of grant, with quarterly vesting thereafter, subject to their continued service through each such date.
(10)These RSUs were granted to Mr. Fife when he was appointed as Interim CEO on September 3, 2020. 1/3rd of the RSUs vest on the one year anniversary of the date of grant, with quarterly vesting thereafter, subject to his continued service through each such date.
(11)These RSUs were granted to Mr. Cooley when he joined the company on May 24, 2021. The RSUs vest in equal annual installments over 3 years, commencing on the date of grant, subject to his continued service through each such date.
(12)These RSUs were granted to Ms. Neufeld when she joined the company on April 26, 2021. The RSUs vest in equal annual installments over 3 years, commencing on the date of grant, subject to her continued service through each such date.
(13)These RSUs were granted to Mr. Rose when he was appointed as Chief Sales and Marketing Officer on September 3, 2020. 1/3rd of the RSUs vest on the one year anniversary of the date of grant, with quarterly vesting thereafter, subject to his continued service through each such date.
2017 Long Term Incentive Plan
In December 2016, our board of directors adopted our 2017 Long-Term Incentive Plan, or 2017 LTIP. The 2017 LTIP replaced the 2010 Long Term Incentive Plan, or 2010 LTIP, for the grant of equity-based awards to our NEOs and other employees. The 2017 LTIP was approved by our stockholders in February 2017. The 2017 LTIP permits the discretionary award of incentive stock options, non-statutory stock options, restricted stock, stock units, stock appreciation rights and performance-based cash awards to eligible service providers.
The 2017 LTIP as initially adopted reserved a maximum of 1,125,000 shares to be issued thereunder. 650,000 shares were immediately available to be issued on February 16, 2017, following the approval of the plan by our stockholders. Up to an additional 475,000 shares may become available for issuance under the 2017 LTIP, which consist of shares available for grant under the 2010 LTIP that were not issued or subject to outstanding awards plus shares subject to awards previously granted under the 2010 LTIP if they expire or lapse unexercised or are subsequently forfeited to or repurchased by us.
In February 2018, our stockholders approved an amendment to the 2017 LTIP to increase the number of shares available under the 2017 LTIP by 425,000 to 1,550,000.
In November 2018, our stockholders approved an amendment to the 2017 LTIP to increase the number of shares of our common stock that are available for issuance under the 2017 LTIP by 715,000 to 2,265,000.
In November 2020, our stockholders approved an amendment to the 2017 LTIP to increase the number of shares available under the 2017 LTIP by 650,000 to 2,915,000.
As of June 30, 2021, there were awards outstanding, net of awards expired, for an aggregate of 141,000 shares of our common stock under the 2017 LTIP.
2010 Long Term Incentive Plan
In 2010, we adopted our 2010 Long-Term Incentive Plan, or 2010 LTIP, which was approved by our stockholders in November 2010. The 2010 LTIP replaced the 2007 Long Term Incentive Plan for all equity-based awards granted to our NEOs and other employees. In September 2011, our board of directors approved an amendment to the 2010 LTIP to increase the number of shares of our common stock that are available for issuance under the 2010 LTIP by 485,715 to 985,715. Our stockholders approved that amendment in January 2012.
In November 2014, our stockholders approved an amendment to the 2010 LTIP to increase the number of shares of our common stock that are available for issuance under the 2010 LTIP by 514,286 to 1,500,001.
Following the adoption of our 2017 LTIP, no further awards will be granted pursuant to the 2010 LTIP. As of June 30, 2021, there were awards outstanding, net of awards expired, under our 2010 LTIP for an aggregate of 27,359 shares of our common stock.
2007 Long Term Incentive Plan
We previously adopted and our stockholders approved the 2007 Long Term Incentive Plan, or the 2007 LTIP, effective November 21, 2006. A maximum of 1,428,572 shares of common stock could be issued under the 2007 LTIP in connection with the grant of awards. Awards to purchase common stock have been granted pursuant to the 2007 LTIP and are outstanding to various employees, officers, directors, members of our scientific advisory board and independent distributors at prices between $1.47 and $10.50 per share with respect to options to purchase common stock, vesting over one- to three-year periods. Awards expire in accordance with the terms of each award and the shares subject to the award are added back to the 2007 LTIP upon expiration of the award. As of June 30, 2021, there were awards outstanding, net of awards expired, for the purchase in aggregate of 9,681 shares of our common stock. This plan expired on November 21, 2016.
OPTION EXERCISES AND STOCK VESTED
The following table sets forth information concerning the common shares acquired by each of our NEOs upon the vesting of restricted stock awards and restricted stock units as well as through the exercise of stock options during the fiscal year ended June 30, 2021.

	Stock Awards		Option Exercises
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(2)
Steven R. Fife	31,577	341,886	—	—
Matthew Cooley	—	—	—	—
Alissa Neufeld	—	—	—	—
Justin Rose	12,070	43,051	—	—
Darren J. Jensen	96,717	1,191,360	124,667	1,377,575
Kevin McMurray	20,357	236,567	39,500	326,076
Charles Wach	10,059	109,230	45,000	373,621
(1)Value realized upon vesting of stock awards was determined by multiplying the number of shares that vested by the fair market value of our common stock on the vesting date.
(2)Value realized upon exercise of stock options was determined by multiplying the number of shares that were exercised by the fair market value of our common stock on the exercise date.
PENSION BENEFITS
We do not maintain any defined benefit pension plans.
NONQUALIFIED DEFERRED COMPENSATION
We do not maintain any nonqualified deferred compensation plans.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
As of June 30, 2021, each of Messrs. Fife, Rose, Cooley and Ms. Neufeld were eligible to receive contractually provided severance benefits under the terms of their respective employment agreements or key executive benefit package agreements, as applicable. See “Employment and Severance Agreements,” below, for a description of the severance benefits each such NEO is eligible to receive.
Upon retirement or separation from service for reasons that do not trigger the contractually provided severance benefits under the terms of their respective employment agreements or key executive benefit package agreements, as applicable, our NEOs are entitled to certain accrued benefits and payments generally afforded other employees.
Additionally, pursuant to the change in control policy approved by our board of directors in February 2019, our NEOs are eligible to receive the following vesting acceleration upon a change in control of our company and a termination of the NEO’s employment within 12 months thereafter either by us or our successor without cause or upon the NEO’s resignation for good reason: (1) with respect to awards with service-based vesting, 100% vesting acceleration, and (2) with respect to awards with performance-based vesting conditions, vesting acceleration with achievement of the performance conditions deemed at the greater of the target level or the actual level of achievement, measured as of either the end of the applicable performance period or the effective date of the change in control, as applicable.
The table below provides estimates for compensation payable to each of our NEOs under hypothetical termination of employment and change in control scenarios under our compensatory arrangements other than nondiscriminatory arrangements generally available to salaried employees. Due to the number of factors and assumptions that can affect the nature and amount of any benefits provided upon the events discussed below, any amounts paid or distributed upon an actual event may differ.
For purposes of the hypothetical payment estimates shown in the below table, some of the important assumptions were:
•NEO’s rate of base salary as of June 30, 2021;
•Cash severance as provided under the NEO’s employment agreement or key executive benefit package agreement, as applicable, in effect as of June 30, 2021;
•Change in control occurring on June 30, 2021;
•Termination of the NEO’s employment occurring on June 30, 2021;
•A price per share of $7.35, which was the closing price of our common stock on June 30, 2021, the final trading day of fiscal 2021; and
•Performance-based awards measured at actual level of achievement for fiscal 2021, which was 0%.

Each of the columns in the table below show the total hypothetical payment estimate upon a specified event and the amounts in the columns should not be aggregated across the table.

	Involuntary Termination ($)(1)	Involuntary Termination within 12 months after a Change in Control ($)(2)
Steven R. Fife
Base salary continuation	250,000	500,000
Acceleration of vesting of equity awards	—	440,045
Total	250,000	940,045
Matthew Cooley
Base salary continuation	155,000	155,000
Acceleration of vesting of equity awards	—	220,500
Total	155,000	375,500
Alissa Neufeld
Base salary continuation	160,000	160,000
Acceleration of vesting of equity awards	—	220,500
Total	160,000	380,500
Justin Rose
Base salary continuation	185,417	185,417
Acceleration of vesting of equity awards	—	195,782
Total	185,417	381,199
Darren Jensen (3)
Base salary continuation	—	—
Acceleration of vesting of equity awards	—	—
Total	—	—
Charles Wach (3)
Base salary continuation	—	—
Acceleration of vesting of equity awards	—	—
Total	—	—
Kevin McMurray (3)
Base salary continuation	—	—
Acceleration of vesting of equity awards	—	—
Total	—	—
(1)For purposes of this table, an involuntary termination consists of our termination of their respective employment without cause or their resignation for good reason.
(2)For purposes of this table, an involuntary termination within 12 months after a change in control consists of our termination of their respective employment without cause or their resignation for good reason.
(3)Employment was terminated prior to June 30, 2021. Severance benefits were received as described below in each NEO's separation agreement.
Employment and Severance Agreements
Steven R. Fife
Pursuant to Mr. Fife’s Key Executive Benefits Agreement, if we terminate Mr. Fife's employment without “cause” or if he resigns for “good reason,” which includes customary triggers, he will be asked to execute and deliver to us a separation agreement that will provide, among other things, a release of all claims against us and a covenant not to sue us. So long as Mr. Fife executes and does not revoke the separation agreement, and he remains in full compliance with its terms, then in addition to his accrued pay, he will be entitled to payments equal in the aggregate to six months of his then annualized base salary. The salary continuation payments referred to in the preceding sentence will be paid in substantially equal monthly installments over a 6-month period following the date of termination of employment.

Additionally, if, within 12 months after the occurrence of an event constituting a change in control, Mr. Fife's employment terminates without cause or if Mr. Fife resigns for good reason, then we will pay him severance payments equal to 12 months of his annual base salary, paid as described in the paragraph above, and unless otherwise provided in the applicable option agreement or award agreement, all restricted stock awards and other equity-based awards granted to Mr. Jensen will be entitled to receive full service-based vesting credit and deemed attainment at target of all performance-based vesting milestones as of the date of the change in control, the performance period with respect to all PRSUs shall be deemed to have ended as of the date of the change in control, and the performance over such shortened performance period shall be measured as of such date.
Mr. Cooley, Mr. Rose and Ms. Neufeld
The key executive benefit package agreements with Messrs. Cooley and Rose and Ms. Neufeld provide that their employment with us is at-will and either we or the NEO can terminate the NEO’s employment at any time and for any reason or for no reason, in each case subject to the terms and provisions of the key executive benefit package agreement. These agreements provided that, if we terminate their employment without cause, the NEO will be asked to execute and deliver to us a separation agreement that will provide, among other things, a release of all claims against us and a covenant not to sue us. So long as the NEO executes and does not revoke the separation agreement, and remains in full compliance with its terms, he or she will be entitled to payments equal in the aggregate to six months of the NEO’s then annualized base salary. These severance payments will be paid in substantially equal monthly installments over the six-month period following the date of termination of employment.
Mr. Jensen
Mr. Jensen resigned on September 3, 2020 and executed a separation agreement that provided, among other things, a release of all claims against us and a covenant not to sue us. Mr. Jensen was entitled to payments equal in the aggregate to six months of his then annualized base salary paid in substantially equal monthly installments over a 12-month period following the date of termination of employment. We have no further payment obligations under this agreement.
Mr. McMurray
Mr. McMurray was terminated on March 15, 2021 and he executed a separation agreement that provided, among other things, a release of all claims against us and a covenant not to sue us. Mr. McMurray was entitled to payments equal in the aggregate to six months of his then annualized base salary paid in substantially equal monthly installments over a 6-month period following the date of termination of employment. We have no further payment obligations under this agreement.
Mr. Wach
Mr. Wach was terminated on May 20, 2021 and he executed a separation agreement that provided, among other things, a release of all claims against us and a covenant not to sue us. Mr. Wach was entitled to payments equal in the aggregate to six months of his then annualized base salary paid in substantially equal monthly installments over a 6-month period following the date of termination of employment.

Pay Ratio
We are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of our CEO, pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K.
For our fiscal year ended June 30, 2021:
•The median of the annual total compensation of all employees (other than our CEO) was $71,408; and
•The annual total compensation of our CEO, as reported in the Summary Compensation Table for fiscal 2021 and included elsewhere in this Proxy Statement, was $1,610,771.
Based on this information the ratio of the annual total compensation of Mr. Fife to the median of the annual total compensation of our employees was 23:1. We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
To identify the median of the annual compensation of our employees, we reviewed the total fiscal year income, including company-paid benefits, of our global employees as of June 30, 2021 for the period from July 1, 2020 through June 30, 2021. As of June 30, 2021, we had 263 employees, including 198 employees in in the United States, 31 in Japan, and 34 were based in Australia, China, Hong Kong, Mexico, Netherlands, Philippines, Singapore, Taiwan and Thailand. Once we identified our “median employee,” using the methodology described above, we determined that employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for purposes of calculating the required pay ratio. The median employee identified above is a coordinator in our marketing department located in the United States.
We believe the methodology, assumptions and estimates described above to be reasonable given the specific employee population. Companies are permitted under SEC rules to exercise flexibility and discretion in determining the methodology used to comply with the requirements of this disclosure. As acknowledged by the SEC, this flexibility could reduce the comparability of disclosed pay ratios across companies. Therefore, the pay ratio may not necessarily be representative of or comparable to pay ratios disclosed by other companies in our industry or otherwise.
DIRECTOR COMPENSATION
Compensation for our non-employee directors consists of (i) monthly retainers for Board service and for service as chairman of our board of directors and the chair of one of the standing Board committees and (ii) annual equity awards. The monthly retainers consist of the following:
•$6,000 for service as the chairman of our board of directors
•$5,500 for service as the chair of our audit and compensation committees
•$5,000 for service by all other non-employee directors
In connection with each annual meeting of our stockholders at which a non-employee director is re-elected (for example, on the date of the fiscal 2022 annual meeting of stockholders) or upon first joining our board of directors (the date of such re-election or the date a new non-employee first joins our board of directors, the “Election Date”) each non-employee director will receive a restricted stock award for a number of shares equal to $75,000 divided by the Stock Price, where the “Stock Price” is equal to the average closing price of our common stock for each of the ten trading days ending the day before the Election Date. Subject to continued service, such restricted stock awards will vest in a single installment on the one-year anniversary of the grant date.

The table below summarizes the compensation we paid to our non-employee directors for fiscal 2020:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Michael A. Beindorff	66,000	75,753	141,753
Erin Brockovich	60,000	75,753	135,753
Raymond B. Greer	60,000	75,753	135,753
Vinayak R. Hegde	60,000	75,753	135,753
Darwin K. Lewis	66,000	75,753	141,753
Garry Mauro	72,000	75,753	147,753
(1)These amounts represent the grant date fair value of restricted stock awards granted by us during fiscal 2021, determined in accordance with FASB ASC Topic 718. For the assumptions used in our valuations, see Note 9 of the notes to our consolidated financial statements in our most recently filed Form 10-K for a discussion of all assumptions that we made in determining the grant date fair values of its equity awards.
The table below summarizes the unexercised stock options, all of which are fully vested, held by our non-employee directors as of June 30, 2021:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)
Michael A. Beindorff	14,286	—	9.31
Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides certain information as of June 30, 2021 with respect to all compensation plans under which shares of our common stock are authorized for issuance.

(a)	(b)		(c)		(d)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights and vesting of restricted stock units (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (b)) (#)
All equity compensation plans approved by security holders	375,472	(1)	5.96	(2)	1,605,053	(3)
Equity compensation plans not approved by security holders	—		—		—
(1)Includes 178,040 shares of our common stock that can be issued upon the exercise of outstanding options and 197,432 shares of our common stock that can be issued upon vesting of restricted stock units.
(2)Does not take into account restricted stock units, as those awards have no exercise price.
(3)Includes 276,760 shares of our common stock available under our 2019 Employee Stock Purchase Plan.
AUDIT RELATED MATTERS
Audit Committee Report
Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. WSRP, LLC, our independent registered public accounting firm, is responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.
The audit committee has held discussions with management and the independent registered public accounting firm. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and our independent registered public accounting firm. The audit committee received the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board (the "PCAOB") regarding the independent accountant's communications with the Audit Committee concerning independence and discussed the independence of our independent registered public accounting firm with the firm. In addition, the committee has discussed with our independent registered public accounting firm the matters required to be discussed under the rules adopted by the PCAOB, including General Auditing Standards 1301, Communications with Audit Committees.
The audit committee has also considered whether the provision of non-audit services to our company is compatible with maintaining the independent registered public accounting firm's independence. The audit committee has concluded that the independent registered public accounting firm is independent of our company and our management. The audit committee has reviewed with our independent registered public accounting firm the overall scope and plans for its audit.
Relying on the foregoing reviews and discussions, the audit committee recommended to our board of directors the inclusion of the audited consolidated financial statements in our annual report on Form 10-K for the year ended June 30, 2020, and this Proxy Statement, for filing with the SEC.

The Audit Committee

Darwin K. Lewis, Chair
Michael Beindorff
Garry Mauro
The preceding “Audit Committee Report” shall not be deemed soliciting material or filed with the SEC, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate it by reference into such filing.
Principal Accountant Fees and Services
WSRP, LLC was engaged to perform audit services for us. Those services consisted of the audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting, review of the quarterly financial statements, and audit of our employee benefit plan.
The following table presents fees for professional audit services rendered by WSRP, LLC for fiscal years ended June 30, 2021 and 2020:

WSRP, LLC	Fiscal year ended June 30,
	2021	2020
Audit Fees (1)	$226,363	$215,882
Audit-Related Fees	12,200	11,500
Tax Fees	—	—
All Other Fees	—	—
	$238,563	$227,382
(1)     Audit Fees consist of fees billed for the audit of annual financial statements and internal control over financial reporting and the review of interim financial statements.

Pre-Approval Policies and Procedures
The audit committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policies require pre-approval of all auditing and such non-auditing services as our independent registered public accounting firm is permitted to provide, subject to de minimus exceptions for services other than audit, review, or attest services that are approved by the audit committee prior to completion of the audit. All of the items identified under “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above were approved by the audit committee. Alternatively, the engagement of our independent registered public accounting firm may be entered into pursuant to pre-approved policies and procedures that our audit committee may establish, so long as these policies and procedures are detailed as to particular services and the audit committee is informed of each service. In making these determinations, the audit committee will consider whether the services provided are compatible with maintaining the independence of the independent registered public accounting firm. We are prohibited by applicable law from obtaining certain non-audit services from our independent registered public accounting firm and, in that event, we would obtain these non-audit services from other providers.
Our audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of our independent registered public accounting firm and determined that it is consistent with such independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of June 30, 2021 by: (i) each director; (ii) each of our named executive officers; and (iii) all of our executive officers and directors as a group. As of June 30, 2021, other than those individuals listed on the chart below, no other individuals were known to us to own beneficially more than five percent of our common stock. The shares disclosed in this table are based upon information supplied to us by the foregoing parties and filings made by such parties with the SEC.
Except as otherwise noted, the address for each person listed below is c/o LifeVantage Corporation, 3300 Triumph Blvd, Suite 700, Lehi, Utah 84043.
The percentages of beneficial ownership set forth below are based on 13,608,743 shares of our common stock issued and outstanding as of June 30, 2021.

Name of Beneficial Owner (1)	Number of Shares		Percent of Class
Principal Shareholders
Renaissance Technologies, LLC	1,249,805	(2)	9.18%
Vanguard Group, Inc.	1,169,132	(2)	8.59%
BlackRock, Inc.	265,364	(2)	1.95%
Directors and Named Executive Officers
Michael A. Beindorff	89,394	(3)	*
Erin Brockovich	15,347	(4)	*
Raymond B. Greer	50,373	(5)	*
Vinayak R. Hegde	51,873	(6)	*
Darwin K. Lewis	53,873	(7)	*
Garry P. Mauro	174,207	(8)	1.28%
Steven R. Fife	146,495	(9)	1.07%
Justin Rose	170,901	(10)	1.25%
All executive officers and directors (8 persons)	752,463	(11)	5.52%
* Less than one percent.
(1)The shares of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Except as otherwise indicated in these footnotes and subject to community property laws where applicable, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.
(2)This information was filed with the SEC on Form 13F.
(3)Includes 73,281 shares held directly by Mr. Beindorff, 1,501 shares owned by Mr. Beindorff's spouse which he is deemed to beneficially own, and 326 shares owned by Mr. Beindorff's spouse in a custodial account for their minor children, which Mr. Beindorff is deemed to beneficially own. Also includes the following shares which Mr. Beindorff has the right to acquire or will have the right to acquire within 60 days of June 30, 2021 upon the exercise of options: 14,286 shares at an exercise price of $9.31 per share.
(4)Consists of 15,347 shares held directly by Ms. Brockovich.
(5)Consists of 50,373 shares held directly by Mr. Greer.
(6)Consists of 51,873 shares held directly by Mr. Hegde.
(7)Consists of 53,873 shares held directly by Mr. Lewis.

(8)Includes 173,513 shares directly owned by Mr. Mauro and 694 shares owned by Mr. Mauro in a custodial account for his minor children, which he is deemed to beneficially own.
(9)Includes of 102,494 shares directly owned by Mr. Fife and also includes the following shares which Mr. Fife has the right to acquire or will have the right to acquire within 60 days of June 30, 2021: 44,000 shares at an exercise price of $4.44.
(10)Includes 131,401 shares directly owned by Mr. Rose and also includes the following shares which Mr. Rose has the right to acquire or will have the right to acquire within 60 days of June 30, 2021: 39,500 shares at an exercise price of $4.44.
(11)Consists of 653,170 shares directly owned by our executive officers and directors as a group and 97,786 shares which our executive officers and directors as a group have the right to acquire or will have the right to acquire within 60 days of June 30, 2021.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related-Party Transactions Policies and Procedures
Related-party transactions have the potential to create actual or perceived conflicts of interest between our company and our directors and executive officers or their immediate family members. Under its charter, our audit committee is charged with the responsibility of reviewing and approving all related-party transactions. To assist in identifying such transactions, we distributed questionnaires to each of our directors and officers. Although we do not have a formal policy with regard to approving related-party transactions, our audit committee may consider the following factors when deciding whether to approve a related-party transaction: the nature of the related party’s interest in the transaction; the material terms of the transaction, including, without limitation, the amount and type of the transaction; the importance of the transaction to the related party; whether the transaction would impair the judgment of a director or executive officer to act in our best interests; and any other matters deemed appropriate by our audit committee.
Certain Related-Party Transactions
Since the beginning of the last fiscal year, other than as described below, there has not been any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.
Director Independence
The Nasdaq Rules require that a majority of the members of our board of directors qualify as “independent,” as affirmatively determined by our board of directors. Our board of directors has determined that each of Ms. Brockovich and Messrs. Beindorff, Greer, Hegde, Lewis and Mauro is an “independent director” under NASDAQ Rules.

CODE OF ETHICS
We have adopted the LifeVantage Corporation Code of Business Conduct and Ethics which applies to all of our executive officers, employees and members of our board of directors. Our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote: (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (2) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications we make; (3) compliance with applicable governmental laws, rules and regulations; (4) the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and (5) accountability for adherence to the code. A copy of our Code of Business Conduct and Code of Ethics is available on our website at https://lifevantage.gcs-web.com/corporate-governance. In the event that an amendment to, or a waiver from, a provision of our Code of Business and Ethics that applies to any of our directors or executive officers is necessary, we intend to post such information on our website. Our website does not constitute part of this proxy statement.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to report their ownership of our common stock and any changes in that ownership to the SEC. The SEC has established specific due dates for these reports, and we are required to report in this proxy statement any failure to file by the specific due dates. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended June 30, 2021, we believe that all such reports were filed on a timely basis.
HOUSEHOLDING OF PROXY MATERIALS
The Company has adopted an SEC-approved procedure called “householding.” Under this procedure, the Company delivers a single copy of the notice and, if applicable, this proxy statement, the proxy card and annual report to multiple stockholders who share the same address unless the Company has received contrary instructions from one or more of the stockholders. This procedure reduces the Company’s printing and mailing costs, and the environmental impact of its annual meetings. Stockholders who participate in householding will continue to be able to access and receive separate Notices and proxy cards. Upon written or oral request, the Company will deliver promptly a separate copy of the proxy materials to any stockholder at a shared address to which the Company delivered a single copy of any of these documents.
To receive free of charge a separate copy of the proxy materials or to request delivery of a single copy if a stockholder is receiving multiple copies of the proxy materials, stockholders may write or call the Company at the following:
LifeVantage Corporation
Attn: Investor Relations
3300 Triumph Blvd, Suite 700
Lehi, Utah 84043
(801) 432-9000
Stockholders who hold shares in “street name” may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.
ANNUAL REPORT ON FORM 10-K
Our annual report on Form 10-K for our fiscal year ended June 30, 2021, which was filed with the SEC on August 19, 2021, will be made available to stockholders without charge upon written request to LifeVantage Corporation, Attn: Investor Relations, 3300 Triumph Blvd, Suite 700, Lehi, Utah 84043.
OTHER MATTERS
Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
September 30, 2021	/s/ Steven R. Fife
Steven R. Fife
President, Chief Executive Officer, and Chief Financial Officer

LifeVantage

*LifeVantage Corporation*
*3300 N. TRIUMPH BLVD., SUITE 700*
*LEHI, UTAH 84043*

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D58821-P60698

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**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**LifeVantage Corporation**

**The Board of Directors recommends you vote FOR the following nominees:**

| Nominees | For | Against | Abstain |
|---|---|---|---|
| 1a. Mr. Michael A. Beindorff | ☐ | ☐ | ☐ |
| 1b. Ms. Erin Brockovich | ☐ | ☐ | ☐ |
| 1c. Mr. Steven R. Fife | ☐ | ☐ | ☐ |
| 1d. Mr. Raymond B. Greer | ☐ | ☐ | ☐ |
| 1e. Mr. Darwin K. Lewis | ☐ | ☐ | ☐ |
| 1f. Mr. Garry Mauro | ☐ | ☐ | ☐ |

**The Board of Directors recommends you vote FOR proposals 2 and 3.**

| | Yes | No |
|---|---|---|
| Please indicate if you plan to attend this meeting. | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

D58822-P60698

**LifeVantage Corporation**
**Annual Meeting of Stockholders**
**November 11, 2021 1:00 PM, MST**
**This proxy is solicited by the Board of Directors**

The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Steven R. Fife and Alissa Neufeld or either of them as proxies, with full power of substitution, and hereby authorize(s) them to represent and vote all shares of common stock of LifeVantage Corporation (the "Company") that the stockholder(s) would be entitled to vote on all matters that may come before the Annual Meeting of Stockholders to be held at 1:00 PM, MST on November 11, 2021, at 3300 N. Triumph Blvd., Suite 700, Lehi, Utah 84043, and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**